Exhibit 2.2

Deed

Carbon Revolution - Scheme implementation deed

Carbon Revolution Limited

80 Collins Street Melbourne Vic 3000 Australia GPO Box 128 Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne

Contents

	Table of contents

1	Definitions and interpretation		6
	1.1	Definitions	6
	1.2	Interpretation	6
	1.3	Deed components	6

2	Agreement to proceed with the Transaction		6
	2.1	Carbon Revolution to propose Scheme	6
	2.2	SPAC Merger	6

3	Conditions Precedent and pre-implementation steps		6
	3.1	Conditions Precedent	6
	3.2	Satisfaction of Conditions Precedent	9
	3.3	Waiver of Conditions Precedent	10
	3.4	Termination on failure of Condition Precedent	11
	3.5	Certain notices relating to Conditions Precedent	13

4	Transaction steps		13
	4.4	Scheme	13
	4.2	No amendment to the Scheme without consent	13
	4.3	Scheme Consideration and Merger consideration	13
	4.4	Provision of Carbon Revolution Share information	13
	4.5	Equity Incentives	14
	4.6	Tax treatment	14

5	Implementation		14
	5.1	Timetable	14
	5.2	Carbon Revolution’s obligations	15
	5.3	SPAC’s obligations	21
	5.4	MergeCo’s obligations	23
	5.5	Other Transaction Documents and associated arrangements	25
	5.6	Conduct of business – Carbon Revolution	25
	5.7	Conduct of business – SPAC	27
	5.8	Conduct of business – MergeCo	29
	5.9	Material Contract consents	30
	5.10	Appointment of directors	31
	5.11	Carbon Revolution Board Recommendation	31
	5.12	SPAC Board Recommendation	33
	5.13	Responsibility Statements	33
	5.14	Conduct of Court proceedings	34

6	Representations and warranties		34
	6.1	SPAC’s representations and warranties	34
	6.2	Carbon Revolution’s representations and warranties	34
	6.3	MergeCo’s representations and warranties	34
	6.4	Qualifications on representations and warranties	34
	6.5	Survival of representations and warranties	35
	6.6	Timing of representations and warranties	35
	6.7	No representation or reliance	35

7	Releases		35
	7.1	Carbon Revolution and Carbon Revolution Board Members and officers	35
	7.2	SPAC and SPAC directors and officers	36
	7.3	MergeCo and MergeCo directors and officers	37

8	Public announcement		37
	8.1	Announcement of the Transaction	37
	8.2	Public announcements	38
	8.3	Required disclosure	38

9	Confidentiality		38
	10	Exclusivity	39
	10.1	No shop and no talk	39
	10.2	Fiduciary exception	40
	10.3	Notification of approaches	40
	10.4	Matching right
	10.5	No current discussions regarding a Competing Proposal or SPAC Competing Transaction	41
	10.6	Compliance with law	43
	10.7	Provision of information	43
	10.8	Usual provision of information	44

11	Reimbursement Fee		45
	11.1	Background to Reimbursement Fee	45
	11.2	SPAC Reimbursement Fee triggers	45
	11.3	Carbon Revolution Reimbursement Fee triggers	47
	11.4	Payment of Reimbursement Fee	48
	11.5	Basis of Reimbursement Fee	48
	11.6	Compliance with law	48
	11.7	Reimbursement Fees payable only once	49
	11.8	Other Claims	49
	11.9	Exclusive remedy	49
	11.10	No Reimbursement Fee if Scheme Effective	50
	11.11	Claims under the Deed Poll	50

12	Termination		50
	12.1	Termination for material breach	50
	12.2	Other termination events	52
	12.3	Effect of termination	52
	12.4	Termination	52
	12.5	No other termination	53

13	Duty, costs and expenses		53
	13.1	Stamp duty	53
	13.2	Costs and expenses	53

14	GST		53

15	Notices		54
	15.1	Form of Notice	54
	15.2	How Notice must be given and when Notice is received	55
	15.3	Notice must not be given by electronic communication	56

16	General		56
	16.1	Governing law and jurisdiction	56
	16.2	Service of process	56
	16.3	No merger	57
	16.4	Invalidity and enforceability	57
	16.5	Waiver	57
	16.6	Variation	57
	16.7	Assignment of rights	57
	16.8	No third party beneficiary	58
	16.9	Further action to be taken at each party’s own expense	58
	16.10	Entire agreement	58
	16.11	Counterparts	58
	16.12	Relationship of the parties	58
	16.13	Remedies cumulative	58
	16.14	Exercise of rights	58

Schedules	60

Schedule 1
Definitions and interpretation

Schedule 2	88
SPAC Representations and Warranties

Schedule 3
Carbon Revolution Representations and Warranties	95

Schedule 4	107
MergeCo Representations and Warranties

Schedule 5
Part 1 - Carbon Revolution capital structure	109
Part 2 – MergeCo and Merger Sub capital structure	109

Signing page	1

Attachment 1
Conditions Precedent certificate

Contents

Attachment 2
Scheme of arrangement

Attachment 3
Deed poll
Herbert Smith Freehills owns the copyright in this document and using it without permission is strictly prohibited.

Carbon Revolution - Scheme implementation deed

Date ►

Between the parties

Carbon Revolution	Carbon Revolution Limited ACN 128 274 653 of 75 Pigdons Road, Waurn Ponds VIC 3126 Australia (Carbon Revolution)

SPAC	Twin Ridge Capital Acquisition Corp, a Cayman Islands Corporation of 999 Vanderbilt Beach Road, Suite 200 Naples, Florida (SPAC)

MergeCo	Poppetell Limited, a private limited company incorporated in Ireland with registered number 607450 and registered address at 10 Earlsfort Terrace, Dublin 2, Ireland (MergeCo)

Recitals
1    The parties have agreed that MergeCo will acquire all of the ordinary shares in Carbon Revolution by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Carbon Revolution and the Scheme Shareholders, and SPAC will merge with a subsidiary of MergeCo.
2    The parties have agreed to implement the scheme of arrangement on the terms and conditions of this deed.

This deed witnesses as follows:

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this deed are set out in Schedule 1.

1.2	Interpretation

Schedule 1 contains interpretation rules for this deed.

1.3	Deed components

This deed includes any schedule.

2	Agreement to proceed with the Transaction

2.1	Carbon Revolution to propose Scheme

(a)	Carbon Revolution agrees to propose the Scheme on and subject to the terms and conditions of this deed.

(b)	MergeCo and SPAC agree to assist Carbon Revolution to propose the Scheme on and subject to the terms and conditions of this deed.

(c)	Carbon Revolution, MergeCo and SPAC agree to implement the Scheme on and subject to the terms and conditions of this deed.

2.2	SPAC Merger

(a)	The SPAC agrees to propose the SPAC Proposals and SPAC Extension Proposals on and subject to the terms and conditions of this deed and the BCA.

(b)
Immediately prior to implementation of the Scheme, SPAC will merge with Merger Sub (with Merger Sub being the surviving entity) and MergeCo will issue shares of MergeCo to the SPAC Shareholders, pursuant to the terms and conditions of the BCA.

3	Conditions Precedent and pre-implementation steps

3.1	Conditions Precedent

Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme are not binding, until each of the following Conditions Precedent are satisfied or waived to the extent and in the manner set out in this clause 3.

(a)	FIRB: before 5.00pm on the Business Day before the Second Court Date one of the following has occurred:

3 Conditions Precedent and pre-implementation steps
(1)
MergeCo has received written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), by or on behalf of the Treasurer of the Commonwealth of Australia (Treasurer), advising that the Commonwealth Government has no objections to the Transaction, either unconditionally or on terms that are acceptable to MergeCo and the SPAC acting reasonably;

(2)
the Treasurer becomes precluded by the passage of time from making an order or decision under Part 3 of the FATA in relation to the Transaction and the Transaction is not prohibited by section 82 of the FATA; or

(3)
where an interim order is made under section 68 of the FATA in respect of the Transaction, the subsequent period for making an order or decision under Part 3 of the FATA elapses without the Treasurer making such an order or decision.

(b)	Restraints: between (and including) the date of this deed and 8.00am on the Second Court Date:

(1)
there is not in effect any temporary, preliminary or final order, injunction, decision or decree or other material legal restraint or prohibition issued by any court of competent jurisdiction or other Australian, United States or Irish Government Agency; and

(2)	no action or investigation is commenced or threatened by any Australian, United States or Irish Government Agency,

which:

(3)
restrains or prohibits (or could reasonably be expected to restrain or prohibit) the Scheme, completion of the Transaction or the rights of MergeCo in respect of Carbon Revolution or the Carbon Revolution Shares to be acquired under the Scheme or the rights of Merger Sub in respect of the Merger with the SPAC; or

(4)	requires the divestiture by MergeCo of any assets of the Carbon Revolution Group or of any Merger Sub Shares,

unless such order, injunction decision, decree, action or investigation is otherwise no longer effective or enforceable, by 8.00am on the Second Court Date.

(c)
Shareholder approval: Carbon Revolution Shareholders approve the Scheme and the Capital Reduction at the Scheme Meeting by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act either unconditionally and without modification or with modifications of conditions consented to by the SPAC in accordance with clause 4.2.

(d)
Court approval: the Court approves the Scheme in accordance with paragraph 411(4)(b) of the Corporations Act (either unconditionally and without modification or with modifications of conditions consented to by the SPAC in accordance with clause 4.2).

(e)	Independent Expert: the Independent Expert:

(1)
issues an Independent Expert’s Report which concludes that the Scheme and the Capital Reduction are in the best interests of Carbon Revolution Shareholders before the time the Scheme Booklet is registered by ASIC; and

(2)	does not change its conclusion or withdraw its Independent Expert’s Report before 8.00am on the Second Court Date.

3 Conditions Precedent and pre-implementation steps
(f)	No Carbon Revolution Prescribed Occurrence: no Carbon Revolution Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(g)	No SPAC Prescribed Occurrence: no SPAC Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(h)	No MergeCo Prescribed Occurrence: no MergeCo Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(i)
SPAC Shareholder Approval: approval of the SPAC Proposals and SPAC Extension Proposals by SPAC Shareholders by the requisite affirmative vote in accordance with the NYSE Listing Rules, the SPAC’s Amended and Restated Memorandum and Articles of Association, Cayman Islands general law and any applicable SPAC Proxy Statement.

(j)
Business Combination Deadline: by 8 March 2023, the SPAC’s business combination deadline, as set forth in its Amended and Restated Memorandum and Articles of Association, effective 3 March 2021, has been extended as necessary to a date not earlier than 31 May 2023, or such other, earlier or later, date as the parties reasonably agree and, following exercise by SPAC Shareholders of their Redemption Rights in accordance with the SPAC Memorandum and Articles of Association in connection with the approval of the SPAC Extension Proposal, the SPAC continues to satisfly the continued listing standards of the NYSE, NYSE American or NASDAQ and will continue to satisfy such continued listing standards until the Implementation Date, including the Continued Listing Criteria applicable to “Acquisition Companies” set forth in Section 802.01 of the NYSE Listed Company Manual.

(k)
Registration Statement: the MergeCo Registration Statement has been declared effective under the Securities Act and has not been the subject of any stop order that has not been withdrawn or revoked and no proceedings for the purposes of obtaining a stop order will have been initiated or threatened by the SEC and not withdrawn by 8.00am on the Second Court Date.

(l)	BCA: at 8:00am on the Second Court Date, the BCA has not been terminated or rescinded and has otherwise not ceased to have effect in accordance with its terms.

(m)
Transaction Documents: prior to 8.00am on the Second Court Date, the Registration Rights Agreement has been duly executed and delivered by the SPAC to MergeCo and Carbon Revolution and has not been terminated, rescinded or materially altered, amended or varied.

(n)
MergeCo Net Tangible Assets at 8.00am on the Second Court Date MergeCo and its Subsidiaries (in aggregate) shall be reasonably expected to have, immediately following the Implementation Date and following exercise by SPAC Shareholders of their Redemption Rights in accordance with the SPAC Memorandum and Articles of Association, at least USD$5,000,001 of net tangible assets (as reasonably determined by the SPAC Board in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(o)
ATO Ruling: before 5.00pm on the Business Day before the Second Court Date, Carbon Revolution has received a draft copy of the ATO Ruling from the Australian Tax Office in a form acceptable to Carbon Revolution (acting reasonably).

3 Conditions Precedent and pre-implementation steps
(p)
Nasdaq or NYSE Quotation: before 8.00am on the Second Court Date, the MergeCo Shares to be issued pursuant to this Scheme have been approved for listing on either Nasdaq or NYSE, subject only to official notice of issuance;

(q)	CEF Agreement: as at 8.00am on the Second Court Date, the CEF Agreement remain in full force and effect.

(r)
Composition Agreement/SEAS: before 8.00am on the Second Court Date, MergeCo has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the MergeCo Shares and MergeCo Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.

(s)
Carbon Revolution Representations and Warranties: the Carbon Revolution Representations and Warranties are true and correct and not misleading in all material respects as at the date of this deed and as at 8.00am on the Second Court Date except to the extent any such representation or warranty expressly relates to an earlier date.

(t)
MergeCo Representations and Warranties: the MergeCo Representations and Warranties are true and correct and not misleading in all material respects as at the date of this deed and as at 8.00am on the Second Court Date except to the extent any such representation or warranty expressly relates to an earlier date.

(u)
SPAC Representations and Warranties: the SPAC Representations and Warranties are true and correct and not misleading in all material respects as at the date of this deed and as at 8.00am on the Second Court Date except to the extent any such representation or warranty expressly relates to an earlier date.

3.2	Satisfaction of Conditions Precedent

(a)
Carbon Revolution must, to the extent it is within its power to do so, use  reasonable endeavours to procure that each of the Conditions Precedent in clauses 3.1(c) (Shareholder approval), 3.1(d) (Court approval), 3.1(e) (Independent Expert), 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(o) (ATO Ruling)and 3.1(s) (Carbon Revolution Representations and Warranties) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(b)
SPAC must, to the extent it is within its power to do so, use reasonable endeavours to procure that each of the Conditions Precedent in clauses 3.1(g) (No SPAC Prescribed Occurrence), 3.1(i) (SPAC Shareholder Approval), 3.1(j) (Business Combination Deadline), 3.1(m) (Transaction Documents), 3.1(q) (CEF Agreement) and 3.1(u) (SPAC Representations and Warranties) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(c)
MergeCo must, to the extent it is within its power to do so, use reasonable endeavours to procure that each of the Conditions Precedent in clauses 3.1(h) (No MergeCo Prescribed Occurrence), 3.1(r) (Composition Agreement/SEAS) and 3.1(t) (MergeCo Representations and Warranties) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(d)	Each party must, to the extent it is within its respective power to do so, use reasonable endeavours to procure that:

3 Conditions Precedent and pre-implementation steps
(1)
the Condition Precedent in clauses 3.1(a) (FIRB), 3.1(b) (Restraints), 3.1(k) (Registration Statement), 3.1(l) (BCA), 3.1(n) (MergeCo Net Tangible Assets) and 3.1(o) (Nasdaq or NYSE Quotation) are satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied; and

(2)	there is no occurrence within its control or the control of any of its Subsidiaries that would prevent any of the Conditions Precedent being or remaining satisfied.

(e)	For the avoidance of doubt, a party will not be in breach of its obligations under clause 3.2(a), 3.2(b), 3.2(c) or 3.2(d) to the extent that it takes an action or omits to take an action:

(1)
as expressly required, permitted or permitted not to be done, by this deed (including taking an action or omitting to take an action in response to a Competing Proposal or SPAC Competing Transaction (as applicable) as permitted or contemplated by clause 10; or

(2)	which has been consented to in writing by the other parties.

(f)	Without limiting this clause 3.2 and except to the extent prohibited by a Government Agency, each party must:

(1)	promptly apply for all relevant Regulatory Approvals (as applicable) and provide to the other party a copy of all those applications;

(2)
take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information from the relevant Government Agencies at the earliest practicable time;

(3)
keep the other party informed of progress in relation to each Regulatory Approval (including in relation to any material matters raised by, or conditions or other arrangements proposed by, or to, any Government Agency in relation to a Regulatory Approval) and provide the other party with all information reasonably requested in connection with the applications for, or progress of, the Regulatory Approvals;

(4)	consult with the other party in advance in relation to the progress of obtaining, and all material communications with Government Agencies regarding any of, the Regulatory Approvals; and

(5)	provide the other party with all assistance and information that it reasonably requests in connection with an application for a Regulatory Approval to be lodged by that other party.

(g)
SPAC and MergeCo acknowledge and agree that the Standard Tax Conditions issued by FIRB from time to time are reasonable and acceptable to it if they are included in any “no objections” notification contemplated by clause 3.1(a)(1) that is received in connection with the Transaction.

3.3	Waiver of Conditions Precedent

(a)
The Conditions Precedent in clauses 3.1(a) (FIRB), 3.1(c) (Shareholder approval), 3.1(d) (Court approval), 3.1(i) (SPAC Shareholder Approval), 3.1(j) (Business Combination deadline), 3.1(k) (Registration Statement), 3.1(l) (BCA),  3.1(n) (MergeCo Net Tangible Assets), 3.1(p) (Nasdaq or NYSE Quotation), 3.1(r) (Composition Agreement/SEAS) and  cannot be waived.

(b)
The Conditions Precedent in clause 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(h) (No MergeCo Prescribed Occurrence) and 3.1(s) (Carbon Revolution Representations and Warranties), 3.1(t) (MergeCo Representations and Warranties) are for the sole benefit of the SPAC and may only be waived by the SPAC (in its absolute discretion) in writing.

3 Conditions Precedent and pre-implementation steps
(c)
The Conditions Precedent in clauses 3.1(e) (Independent Expert), 3.1(g) (No SPAC Prescribed Occurrence), 3.1(m) (Transaction Documents), 3.1(o) (ATO Ruling), 3.1(q) (CEF Agreement) and 3.1(u) (SPAC Representations and Warranties) are for the sole benefit of Carbon Revolution and may only be waived by Carbon Revolution (in its absolute discretion) in writing.

(d)
The Condition Precedent in clause 3.1(b) (Restraints) is for the benefit of both the SPAC and Carbon Revolution and may only be waived by written agreement between the SPAC and Carbon Revolution (in each case in their respective absolute discretion).

(e)	Waiver of a breach or non-satisfaction in respect of one Condition Precedent does not constitute:

(1)	a waiver of breach or non-satisfaction of any other Condition Precedent resulting from the same event; or

(2)	a waiver of breach or non-satisfaction of that Condition Precedent resulting from any other event.

3.4	Termination on failure of Condition Precedent

(a)
If there is an event or occurrence that would, does, or will prevent any of the Conditions Precedent being satisfied (including, for the avoidance of doubt, if Carbon Revolution Shareholders do not agree to the Scheme at the Scheme Meeting by the requisite majorities), or if any of the Conditions Precedent will not otherwise be satisfied, by the earlier of:

(1)	the time and date specified in this deed for the satisfaction of that Condition Precedent; and

(2)	the End Date,

or such Condition Precedent is otherwise not satisfied by that specified time and date or by the End Date (as applicable), or it becomes more likely than not that the Scheme will not become Effective on or before the End Date, then any party may give the other parties written notice (Consultation Notice) within 5 Business Days after a relevant notice being given under clause 3.5(b) and the parties then must consult in good faith to:

(3)
consider and, if agreed, determine, whether the Transaction may proceed by way of alternative means or methods or whether, in the case of a breach of the Condition Precedent in clause 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(g) (No SPAC Prescribed Occurrence) or 3.1(h) (No MergeCo Prescribed Occurrence), the breach or the effects of the breach is or are able to be remedied;

(4)
consider changing and, if agreed, change, the date of the application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by the SPAC and Carbon Revolution (being a date no later than 5 Business Days before the End Date); or

3 Conditions Precedent and pre-implementation steps
(5)	consider extending and, if agreed, extend, the time and date specified in this deed for the satisfaction of that Condition Precedent or End Date (as applicable),

respectively.

(b)
Subject to clauses 3.4(c), 3.4(d) and 3.4(e), if the parties are unable to reach agreement under clause 3.4(a) within 5 Business Days after the date on which the Consultation Notice is given, then, unless:

(1)	the relevant Condition Precedent has been waived in accordance with clause 3.3; or

(2)
the party or parties (as applicable), entitled to waive the relevant Condition Precedent in accordance with clause 3.3 confirms in writing to the other parties that it will not rely on the event or occurrence that would or does prevent the relevant Condition Precedent from being satisfied, or would mean the relevant Condition Precedent would or will not otherwise be satisfied, any Party may terminate this deed without any liability to the other parties because of that termination. For the avoidance of doubt, nothing in this clause 3.4(b) affects the obligation of Carbon Revolution or the SPAC to pay the Reimbursement Fee if it is required to do so under clause 11.

(c)	A party may not terminate this deed pursuant to clause 3.4(b) if:

(1)
the relevant occurrence or event, the failure of the Condition Precedent to be satisfied, or the failure of the Scheme to become Effective, arises out of a breach of clauses 3.2 or 3.5 by that party; or

(2)	the relevant Condition Precedent is stated in clause 3.3 to be for the sole benefit of the other party.

(d)
If the Condition Precedent in clause 3.1(c) (Shareholder approval) is not satisfied only because of a failure to obtain the majority required by sub-subparagraph 411(4)(a)(ii)(A) of the Corporations Act, then any party may by written notice to the other parties within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that sub-subparagraph, provided the party has, in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable.  If such a notice is given, Carbon Revolution must make such submissions to the Court and file such evidence as counsel engaged by Carbon Revolution to represent it in Court proceedings related to the Scheme, in consultation with the SPAC, considers is reasonably required to seek to persuade the Court to exercise its discretion under sub-subparagraph 411(4)(a)(ii)(A) of the Act. If approval is given, the Condition Precedent in clause 3.1(c) (Shareholder approval) is deemed to be satisfied for all purposes.

(e)
If the Court refuses to make an order approving the Scheme which satisfies the Condition Precedent in clause 3.1(d) (Court approval), at the SPAC’s request Carbon Revolution must appeal the Court’s decision to the fullest extent possible (except to the extent that the parties agree otherwise, or an independent Senior Counsel indicates that, in their view, an appeal would have negligible prospects of success before the End Date). Carbon Revolution may bring an appeal even if not requested by the SPAC. If any such appeal is undertaken at the request of the SPAC, the SPAC will bear Carbon Revolution’s costs of the appeal (including costs of the independent Senior Counsel) unless the parties otherwise agree. If any such appeal is undertaken by Carbon Revolution without the prior request from the SPAC, Carbon Revolution will bear the SPAC and MergeCo’s costs of the appeal unless the parties otherwise agree.

4 Transaction steps
3.5	Certain notices relating to Conditions Precedent

If a party becomes aware of:

(a)	the satisfaction of a Condition Precedent or of any material progress towards such satisfaction; or

(b)	the happening of an event or occurrence that would, does, will, or would reasonably be likely to:

(1)	prevent a Condition Precedent being satisfied; or

(2)	mean that any Condition Precedent will not otherwise be satisfied,

before the time and date specified for its satisfaction (or being satisfied by the End Date, if no such time and date is specified) or such Condition Precedent is not otherwise satisfied by that time and date (including, for the avoidance of doubt, if Carbon Revolution Shareholders do not agree to the Scheme at the Scheme Meeting by the requisite majorities), it must advise the other party by notice in writing, as soon as possible (and in any event within 2 Business Days).

4	Transaction steps

4.1	Scheme

Carbon Revolution must propose the Scheme to Carbon Revolution Shareholders on and subject to the terms and conditions of this deed and the Scheme.

4.2	No amendment to the Scheme without consent

Carbon Revolution must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of the SPAC.

4.3	Scheme Consideration and Merger consideration

(a)
The parties acknowledge that each Scheme Shareholder will be entitled to receive the Scheme Consideration in consideration for the cancellation of each Scheme Share held by that Scheme Shareholder in accordance with the terms and conditions of this deed and the Scheme.

(b)
The parties acknowledge that on Closing, each SPAC Shareholder will be entitled to receive securities in MergeCo in exchange for the SPAC securities they hold at the SPAC Merger Effective Time (as defined in the BCA), in accordance with the terms and conditions of the BCA.

4.4	Provision of Carbon Revolution Share information

(a)
In order to facilitate the provision of the Scheme Consideration, Carbon Revolution must provide, or procure the provision of, to MergeCo or a nominee of MergeCo a complete copy of the Carbon Revolution Share Register as at the Scheme Record Date (which must include the name, Registered Address and registered holding of each Scheme Shareholder as at the Scheme Record Date), within one Business Day after the Scheme Record Date.

5 Implementation
(b)	The details and information to be provided under clause 4.4(a) must be provided in such form as MergeCo or its nominee may reasonably require.

4.5	Equity Incentives

Despite any other provision of this deed:

(a)	the parties agree that the Equity Incentives will be treated in the manner agreed between the parties in writing on the date of this deed; and

(b)
Carbon Revolution must ensure that all Equity Incentives which are not Carbon Revolution Shares have either been cancelled or exchanged, lapsed or vested and converted into Carbon Revolution Shares such that there are no outstanding Equity Incentives which are not Carbon Revolution Shares on issue as at the Scheme Record Date.

For the avoidance of doubt, the exercise of any discretion by the Carbon Revolution Board, or any other action, which is in accordance with this clause 4.5, will not be a Carbon Revolution Prescribed Occurrence or a breach of any provision of this deed, or give rise to any right to terminate this deed, and will be disregarded when assessing the operation of any other part of this deed.

4.6	Tax treatment

(a)
No party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this deed), or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger and the Scheme, as applicable, from qualifying for the Intended Tax Treatment.

(b)
Each party agrees to act in good faith consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Internal Revenue Code of 1986, as amended, that the Intended Tax Treatment is not correct.

5	Implementation

5.1	Timetable

(a)	Subject to clause 5.1(b), the parties must each use reasonable endeavours to:

(1)	comply with their respective obligations under this clause 5; and

(2)	take all necessary steps and exercise all rights necessary to implement the Transaction,

in accordance with the Timetable.

(b)
Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 5.1(a) to the extent that such failure is due to circumstances and matters outside the party’s control or due to Carbon Revolution taking or omitting to take any action in response to a Competing Proposal as permitted or contemplated by this deed.

5 Implementation
(c)	Each party must keep the other informed about their progress against the Timetable and notify each other if it believes that any of the dates in the Timetable are not achievable.

(d)
To the extent that any of the dates or timeframes set out in the Timetable become not achievable due to matters outside of a party’s control, the parties will consult in good faith to agree to any necessary extension to ensure such matters are completed within the shortest possible timeframe.

5.2	Carbon Revolution’s obligations

Subject to any change of recommendation by the Carbon Revolution Board that is permitted by clause 5.11(b), Carbon Revolution must take all necessary steps to implement the Transaction as soon as is reasonably practicable in accordance with the Timetable and, without limiting the foregoing, (i) do any acts it is authorised and able to do on behalf of Carbon Revolution Shareholders, and (ii) do each of the following:

(a)
preparation of Scheme Booklet: subject to clauses 5.3(a) and 5.3(b), prepare and despatch the Scheme Booklet in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;

(b)	directors’ recommendation: include in the Scheme Booklet and the public announcement contemplated by clause 8 a statement by the Carbon Revolution Board:

(1)
unanimously recommending that Carbon Revolution Shareholders vote in favour of the Scheme in the absence of a Superior Proposal and subject to the Independent Expert continuing to conclude that the Scheme and the Capital Reduction is in the best interest of Carbon Revolution Shareholders; and

(2)
that each Carbon Revolution Board Member will (subject to the same qualifications as set out in clause 5.2(b)(1)) vote, or procure the voting of, any Director Carbon Revolution Shares directly or indirectly held or controlled by or on behalf of them at the time of the Scheme Meeting in favour of the Scheme and the Capital Reduction at the Scheme Meeting,

unless there has been a withdrawal, change, modification or qualification of recommendation permitted by clause 5.11(b);

(c)	paragraph 411(17)(b) statement: apply to ASIC for the production of:

(1)	an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and

(2)	a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(d)
Court direction: apply to the Court for orders pursuant to subsection 411(1) of the Corporations Act directing Carbon Revolution to convene the Scheme Meeting and, without limiting clause 5.2(f), lodge all relevant documents with the Court and take all other reasonable steps necessary to ensure that such application is heard by the Court on the First Court Date;

(e)
Scheme Meeting: convene the Scheme Meeting to seek Carbon Revolution Shareholders’ agreement to the Scheme and the Capital Reduction in accordance with the orders made by the Court pursuant to subsection 411(1) of the Corporations Act and must not adjourn or postpone the Scheme Meeting or request the Court to adjourn or postpone the Scheme Meeting in either case without consulting with the SPAC;

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(f)
Court documents: prepare and consult with the SPAC in relation to the content of the documents required for the purpose of each of the Court hearings held for the purpose of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of amending drafts of those documents, comments from the SPAC and its Related Persons on those documents;

(g)
Court approval: if the Scheme is approved by Carbon Revolution Shareholders under subparagraph 411(4)(a)(ii) of the Corporations Act and it can reasonably be expected that all of the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) will be satisfied or waived in accordance with this deed before 8.00am on the Second Court Date, apply to the Court for orders approving the Scheme as agreed to by the Carbon Revolution Shareholders at the Scheme Meeting and, without limiting clause 5.2(f), lodge all relevant documents with the Court and take all other reasonable steps necessary to ensure that such application is heard by the Court;

(h)	certificate: at the hearing on the Second Court Date provide to the Court:

(1)
a certificate (signed for and on behalf of Carbon Revolution) in the form of a deed (substantially in the form of Attachment 1 – Conditions Precedent certificate) confirming whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by Carbon Revolution to the SPAC by 4.00pm on the date that is two Business Days prior to the Second Court Date;

(2)	any certificate provided to it by SPAC pursuant to clause 5.3(i); and

(3)	any certificate provided to it by MergeCo pursuant to clause 5.4(c);

(i)
lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving the Scheme by no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by the SPAC);

(j)
Scheme Consideration: if the Scheme becomes Effective, finalise and close the Carbon Revolution Share Register as at the Scheme Record Date, and determine entitlements to the Scheme Consideration, in accordance with the Scheme and the Deed Poll;

(k)	Cancellation and registration: if the Scheme becomes Effective, on the Implementation Date:

(1)	implement the Capital Reduction by making the necessary lodgements with ASIC and cancelling the Scheme Shares; and

(2)
immediately following cancellation of the Scheme Shares as set out in clause 5.2(k)(1), and in consideration for the issuance of the Scheme Consideration, issue one Carbon Revolution Share to MergeCo and register MergeCo as the holder of a Carbon Revolution Share, in accordance with the terms of the Scheme;

(l)	consultation with the SPAC in relation to Scheme Booklet: consult with the SPAC as to the content and presentation of the Scheme Booklet including:

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(1)
providing to the SPAC drafts of the Scheme Booklet and, provided the Independent Expert provides their prior written consent, the Independent Expert’s Report in a timely manner and within a reasonable time before the Regulator’s Draft is finalised for the purpose of enabling the SPAC to review and comment on those draft documents. In relation to the Independent Expert’s Report, the SPAC’s review is to be limited to a factual accuracy review;

(2)	considering and taking all reasonable and timely comments made by the SPAC into account in good faith when producing a revised draft of the Scheme Booklet;

(3)
providing to the SPAC a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is finalised and to enable the SPAC to review the Regulator’s Draft before the date of its submission;

(4)	obtaining written consent from the SPAC for the form and content in which the SPAC Information appears in the Scheme Booklet; and

(5)
confirming in writing to the SPAC that the Carbon Revolution Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(m)	due diligence committee and verification: undertake appropriate due diligence committee and verification processes in relation to the Carbon Revolution Information;

(n)	pursuing the Bridge Financing: use reasonable endeavours to pursue and implement the Bridge Financing on or before 31 March 2023;

(o)	consultation with the SPAC in relation to Bridge Financing: in relation to the Bridge Financing:

(1)
promptly provide the SPAC with reasonable updates in relation to any material discussions or developments and copies of all material communications arising from or related to, the provision of Bridge Financing;

(2)
provide a copy of any Bridge Financing term sheet that Carbon Revolution proposes to send to a potential Bridge Financing provider (Bridge Financing Term Sheet) to the SPAC and provide a copy of any material amendments made to any such Bridge Financing Term Sheet by a potential Bridge Financing provider to SPAC for the purpose of enabling the SPAC to review and comment on the Bridge Financing Term Sheet and any material amendments to any such Bridge Financing Term Sheet; and

(3)
consider and take into account all reasonable and timely comments made by the SPAC in good faith when producing a revised draft of the Bridge Financing Term Sheet and negotiations in relation to the Bridge Financing Term Sheet and any long-form documentation to reflect the full terms of any Bridge Financing.

(p)
New Incentive Arrangements: seek the prior written consent (not to be unreasonably withheld) of the SPAC in relation to the form and quantum of any employee or director short term or long term incentive or similar arrangements to be put in place following completion of the Transaction to the extent such arrangements exceed 5% in the aggregate of the issued capital of MergeCo at completion of the Transaction;

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(q)
lodgement of Regulator’s Draft: as soon as practicable, but by no later than 14 days before the First Court Date, provide the Regulator’s Draft to ASIC for its review for the purposes of subsection 411(2) of the Corporations Act, and provide a copy of the Regulator’s Draft to the SPAC as soon as practicable thereafter;

(r)
information: provide all necessary information, and procure that the Carbon Revolution Registry provides all necessary information about the Scheme, the Scheme Shareholders and Carbon Revolution Shareholders to MergeCo, which MergeCo reasonably requires in order to:

(1)
understand the legal and beneficial ownership of Carbon Revolution Shares, (including the results of directions by Carbon Revolution to Carbon Revolution Shareholders under Part 6C.2 of the Corporations Act);

(2)	facilitate the provision by, MergeCo of the Scheme Consideration and to otherwise enable MergeCo to comply with the terms of this deed, the Scheme and the Deed Poll; and

(3)	review the tally of proxy appointments and directions received by Carbon Revolution before the Scheme Meeting;

(s)
ASIC and ASX review of Scheme Booklet: keep the SPAC informed of any matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration any comments made by the SPAC in relation to any such matters raised by ASIC or ASX;

(t)	registration of Scheme Booklet: take all reasonable measures within its control to cause ASIC to register the Scheme Booklet under subsection 412(6) of the Corporations Act;

(u)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(v)
Independent Expert: promptly appoint the Independent Expert and provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report for inclusion in the Scheme Booklet (including any updates to such report) and any other materials to be prepared by the Independent Expert for inclusion in the Scheme Booklet (including any updates thereto);

(w)
Investigating Accountant: appoint the Investigating Accountant and provide assistance and information reasonably required by the Investigating Accountant to enable it to prepare the Investing Accountant’s Report.

(x)
assistance: up to the Implementation Date and subject to legal professional privilege, obligations of confidentiality owed to third parties and undertakings to Government Agencies, provide the SPAC and its Related Persons with reasonable access during normal business hours to information and personnel of the Carbon Revolution Group that the SPAC reasonably requests for the purpose of collation and provision of the SPAC Information and implementation of the Transaction;

(y)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations;

(z)
listing: subject to clause 5.2(dd), not do anything to cause Carbon Revolution Shares to cease being quoted on ASX or to become permanently suspended from quotation prior to implementation of the Transaction unless the SPAC has agreed in writing;

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(aa)
update Scheme Booklet: until the date of the Scheme Meeting, promptly update or supplement the Scheme Booklet with, or where appropriate otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement, and seek the Court’s approval for the despatch of any updated or supplementary Scheme Booklet. Carbon Revolution must consult with the SPAC as to the content and presentation of the updated or supplementary Scheme Booklet, or the market announcement, in the manner contemplated by clause 5.2(l);

(bb)
update MergeCo Registration Statement: until the date of the SPAC Shareholders Meeting, promptly inform SPAC of any information in relation to Carbon Revolution that Carbon Revolution is aware of that arises after the MergeCo Registration Statement has been declared effective that is necessary to ensure that the MergeCo Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Carbon Revolution and SPAC must consult on the content and presentation of any update or supplement to the MergeCo Registration Statement, or where appropriate, an announcement to otherwise inform the market of the updated information contemplated by this clause;

(cc)
promote Transaction: participate in efforts reasonably requested by the SPAC to promote the merits of the Transaction and the Scheme Consideration, including, where requested by the SPAC, meeting with key Carbon Revolution Shareholders and, in consultation with the SPAC, undertaking reasonable shareholder engagement and proxy solicitation actions so as so promote the merits of the Transaction and encourage Carbon Revolution Shareholders to vote on the Scheme, in each case in accordance with the recommendation of the Carbon Revolution Board, subject to applicable law and ASIC policy;

(dd)	suspension of trading: apply to ASX to suspend trading in Carbon Revolution Shares with effect from the close of trading on the Effective Date;

(ee)
removal of quotation: if the Scheme becomes Effective, apply to ASX to have Carbon Revolution removed from the official list of ASX, and quotation of Carbon Revolution Shares on the ASX terminated, with effect on and from the close of trading on the Trading Day immediately following the Implementation Date (unless otherwise directed by the SPAC in writing);

(ff)
Carbon Revolution Locked-Up Shareholders: using best endeavours to secure the execution by each of the Carbon Revolution Locked-Up Shareholders of the Outsider Lock-Up Agreement as soon as practicable after the date of this deed (for the avoidance of doubt, Carbon Revolution will not be in breach of its obligation under this deed if any one or more of the Carbon Revolution Locked-Up Shareholders does not sign the Outsider Lock-Up Agreement);

(gg)
preparation of the MergeCo Registration Statement: use reasonable best efforts to assist MergeCo in the preparation and filing of the MergeCo Registration Statement, including by furnishing all information (including the financial statements of the Carbon Revolution Group) concerning Carbon Revolution as MergeCo may reasonably request in connection with such actions and the preparation of the MergeCo Registration Statement. Carbon Revolution will use its reasonable best efforts to (i) cause the MergeCo Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond promptly as reasonably practicable to and resolve all comments received from the SEC concerning the MergeCo Registration Statement, (iii) cause the MergeCo Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iv) to keep the MergeCo Registration Statement effective as long as is necessary to consummate the Transaction;

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(hh)	Proxy information: upon request by the SPAC made prior to commencement of the Scheme Meeting, inform the SPAC of the total number of proxy votes received by Carbon Revolution:

(1)	to vote in favour of the Scheme;

(2)	to vote against the Scheme;

(3)	to abstain from voting on the Scheme; and

(4)	where the proxy may vote at the proxy’s discretion;

(ii)
MergeCo Obligations: for each instance in which MergeCo has an obligation or covenant under this deed, Carbon Revolution shall cause MergeCo to perform such obligation or covenant and shall be responsible for any failure or breach thereof by MergeCo;

(jj)	Financial Statements:

(1)
Carbon Revolution shall deliver to SPAC, at such time as is required by ASIC, true and complete copies of the unaudited balance sheet of Carbon Revolution as of December 31, 2022, and the related unaudited income statement and statement of cash flows of Carbon Revolution for the six month period then ended, prepared in accordance with IFRS. Prior to the Closing, Carbon Revolution shall deliver to SPAC interim financial information at such time and in such form as is required by ASIC.

(2)
Carbon Revolution shall deliver to SPAC as promptly as practicable after the execution of the BCA with regard to clauses (i) and (iv) below, the true and complete copies of the (i) audited consolidated statement of financial position as of June 30, 2022 and June 30, 2021, and the related audited statements of comprehensive income, changes in equity and cash flows for the years ended June 30, 2022, and June 30, 2021, of Carbon Revolution Group, together with all related notes and schedules thereto, accompanied by the reports thereon of Carbon Revolution’s independent auditors (which reports shall be unqualified) (the “Audited Financial Statements”); (ii) unaudited interim consolidated statement of financial position as of and for the six (6) month periods ended December 31, 2022, and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows as of and for the six (6) month periods ended December 31, 2022 and 2021, together with all related notes and schedules thereto, prepared in accordance with Regulation S-X of the Exchange Act and reviewed by Carbon Revolution’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, of Carbon Revolution and its Subsidiaries (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”); (iii) any financial statements or similar reports of Carbon Revolution required to be included in the F-4, Proxy Statement, Form 6-K filed in connection with and announcing the Closing or any other filings to be made with the SEC in connection with the transactions contemplated by the BCA or any Ancillary Agreement (as defined in the BCA); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if Carbon Revolution Group were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Form F-4 (including pro forma financial information). Additionally, Carbon Revolution shall use reasonable best efforts to provide as soon as reasonably practicable all other audited and unaudited financial statements of Carbon Revolution Group, and any company or business units acquired by Carbon Revolution Group, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form F-4 and/or the Form 6-K filed in connection with and announcing the Closing (including pro forma financial information).

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5.3	SPAC’s obligations

SPAC must take all necessary steps to implement the Transaction as soon as is reasonably practicable in accordance with the Timetable and, without limiting the foregoing (i) do any acts it is authorised and able to do on behalf of SPAC Shareholders and (ii) do each of the following:

(a)
SPAC Information: prepare and promptly provide to Carbon Revolution the SPAC Information for inclusion in the Scheme Booklet, including all information regarding the SPAC required by all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60, applicable Takeovers Panel guidance notes and the Listing Rules, and consent to the inclusion of that information in the Scheme Booklet;

(b)
Scheme Booklet and Court documents: promptly provide any assistance or information reasonably requested by Carbon Revolution in connection with preparation of the Scheme Booklet (including any updated or supplementary Scheme Booklet) and any documents required to be filed with the Court in respect of the Scheme, promptly review the drafts of the Scheme Booklet (including any updated or supplementary Scheme Booklet) prepared by Carbon Revolution and provide comments promptly on those drafts in good faith;

(c)
Independent Expert’s Report: subject to the Independent Expert entering into arrangements with the SPAC including in relation to confidentiality in a form reasonably acceptable to the SPAC, provide any assistance or information reasonably requested by Carbon Revolution or by the Independent Expert in connection with the preparation of the Independent Expert’s Report to be sent together with the Scheme Booklet;

(d)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(e)	Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Carbon Revolution the Deed Poll;

(f)
accuracy of SPAC Information: confirm in writing to Carbon Revolution that the SPAC Information in the Scheme Booklet does not contain any material statement that is false ormisleading in a material respect including because of any material omission from that statement;

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(g)	due diligence committee and verification: undertake appropriate due diligence and verification processes in relation to the SPAC Information;

(h)
consent: provide a consent and use reasonable best efforts to obtain consents from third parties in such for as Carbon Revolution reasonably requires in relation to the form and content in which information about SPAC appears in the Scheme Booklet;

(i)
certificate: before the commencement of the hearing on the Second Court Date provide to Carbon Revolution for provision to the Court at that hearing a certificate (signed for and on behalf of the SPAC) in the form of a deed (substantially in the form of Attachment 1 – Conditions Precedent Certificate) confirming whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by the SPAC to Carbon Revolution by 4.00 pm on the date that is two Business Days prior to the Second Court Date;

(j)
update SPAC Information: until the date of the Scheme Meeting, promptly provide to Carbon Revolution any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the SPAC Information contained in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(k)
assistance: up to (and including) the Implementation Date and subject to obligations of confidentiality owed to third parties and undertakings to Government agencies, provide Carbon Revolution and its Related Persons with reasonable access during normal business hours to information and personnel of the SPAC that Carbon Revolution reasonably requests for the purpose of preparation of the Scheme Booklet and implementation of the Transaction;

(l)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations;

(m)
Sponsor Nominees: as soon as reasonably practicable after the date of this deed and in any event 5 days before the last filed amendment to the MergeCo Registration Statement prior to the MergeCo Registration Statement Effective Date notify Carbon Revolution and MergeCo of the identity of two persons it wishes to become directors of MergeCo on the Implementation Date, who must both qualify as independent directors (in accordance with the independence requirements of Nasdaq or NYSE (as applicable)) and be acceptable to Carbon Revolution (acting reasonably) (Sponsor Nominees);

(n)	FPA: prior to the earlier of:

(1)	despatch by Carbon Revolution of the Scheme Booklet; or

(2)	despatch by MergeCo of the MergeCo Registration Statement,

use reasonable efforts to enter into binding written forward purchase agreements pursuant to which one or more third party investors agree to subscribe for 2 to 4 million ordinary shares of MergeCo, with a pricing structure agreed by Carbon Revolution and SPAC (acting reasonably), provided however that no consideration is required to be offered in exchange for such forward purchase agreements by the SPAC or Sponsor;

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(o)
promote Transaction: participate in efforts reasonably requested by Carbon Revolution to promote the merits of the Transaction and the Scheme Consideration, including, where requested by Carbon Revolution, meeting with key Carbon Revolution Shareholders and, in consultation with Carbon Revolution, undertaking reasonable shareholder engagement and proxy solicitation actions to encourage Carbon Revolution Shareholders to vote on the Scheme, subject to applicable law and ASIC policy. SPAC shall also recommend, through the SPAC Board, that the SPAC Shareholders adopt and approve the Transaction, the Scheme Consideration and any and all other actions and agreements in furtherance of the Transaction, unless the SPAC Board has determined after receiving written advice from SPAC’s external legal advisers specialising in the area of corporate law that the SPAC Board, by virtue of the fiduciary or statutory duties of the SPAC Board Members, is required to change, modify, qualify or withdraw its or their recommendation;

(p)
SPAC Shareholders Meeting: as promptly as practicable after the date on which the MergeCo Registration Statement becomes effective SPAC shall call and hold the SPAC Shareholders Meeting for the purpose of voting solely upon the SPAC Proposals, and SPAC shall hold the SPAC Shareholders Meeting as soon as practicable after the date on which the MergeCo Registration Statement becomes effective (but in any event no later than 30 days after the date on which the MergeCo Registration Statement is mailed to SPAC Shareholders). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders Meeting, including by soliciting from its stockholders proxies as promptly as possible in favour of the SPAC Proposals, and shall take all other lawful action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its Shareholders that they approve the SPAC Proposals and shall include such recommendation in the MergeCo Registration Statement, unless the SPAC Board has determined after receiving written advice from SPAC’s external legal advisers specialising in the area of corporate law that the SPAC Board, by virtue of the fiduciary or statutory duties of the SPAC Board Members, is required to change, modify, qualify or withdraw its or their recommendation. SPAC may adjourn the SPAC Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the SPAC Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable laws and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to SPAC Shareholders Meeting or (iv) if the holders of shares have elected to redeem a number of shares as of such time that would reasonably be expected to result in the condition set forth in clause 3.1(n) or 3.1(p) not being satisfied; provided, that, without the consent of Carbon Revolution, SPAC Shareholders Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which SPAC Shareholders Meeting was originally scheduled (excluding any adjournments required by applicable laws) and (y) shall not be held later than five Business Days prior to the End Date;

(q)
Preparation of the MergeCo Registration Statement: use reasonable best efforts to assist MergeCo in the preparation and filing of the MergeCo Registration Statement, including by furnishing all information concerning the SPAC as MergeCo may reasonably request in connection with such actions and the preparation of the MergeCo Registration Statement. SPAC will use its reasonable best efforts to (i) cause the MergeCo Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond promptly as reasonably practicable to and resolve all comments received from the SEC concerning the MergeCo Registration Statement, (iii) cause the MergeCo Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iv) to keep the MergeCo Registration Statement effective as long as is necessary to consummate the Transaction;

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(r)
rollover relief: provide Carbon Revolution with such assistance and information as may reasonably be requested by Carbon Revolution for the purposes of obtaining the ATO Ruling from the Australian Taxation Office.

5.4	MergeCo’s obligations

MergeCo must take all necessary steps to implement the Scheme as soon as is reasonably practicable in accordance with the Timetable, including each of the following:

(a)
MergeCo Board Approval: before 8.00am on the Second Court Date, the MergeCo Board must approve the issuance of the MergeCo Shares to be issued as Scheme Consideration, conditional on the Scheme becoming Effective and the condition subsequent in clause 3.3 of the terms of the Scheme occurring;

(b)
Scheme Consideration: if the Scheme becomes Effective, procure (to the extent permissible under applicable law) the provision of the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme and the Deed Poll;

(c)
certificate: before the commencement of the hearing on the Second Court Date provide to Carbon Revolution for provision to the Court at that hearing a certificate (signed for and on behalf of the MergeCo) in the form of a deed (substantially in the form of Attachment 1 – Conditions Precedent Certificate) confirming whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by MergeCo to Carbon Revolution by 4.00 pm on the date that is two Business Days prior to the Second Court Date;

(d)	Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Carbon Revolution the Deed Poll;

(e)
consent: provide a consent and use reasonable best efforts to obtain consents from third parties in such form as Carbon Revolution and SPAC reasonably require in relation to the form and content in which information about MergeCo appears in the Scheme Booklet;

(f)
Agree to become Carbon Revolution’s sole shareholder: if the Scheme becomes Effective, on the Implementation Date, do all things necessary to subscribe for one Carbon Revolution Share and otherwise agree to become a member of Carbon Revolution in accordance with the constitution of Carbon Revolution as consideration for the issuance of the Scheme Consideration;

(g)	Filing of the MergeCo Registration Statement: as promptly as practicable after the execution of this deed, MergeCo shall prepare and file with the SEC the MergeCo Registration Statement;

(h)	Foreign private issuer status: use reasonable and best endeavours to qualify as a foreign private issuer pursuant to Rule 3B-4 of the Exchange Act prior to 8.00am on the Second Court Date;

(i)	Conversion of MergeCo to a Public Limited Company: prior to the First Court Date MergeCo will convert from a private limited company to a public limited company; and

(j)	rollover relief: to facilitate the availability of scrip-for-scrip rollover relief under Subdivision 124-M of the Tax Act for eligible Scheme Shareholders:

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(1)	provide Carbon Revolution with such assistance and information as may reasonably be requested by Carbon Revolution for the purposes of obtaining the ATO Ruling from the Australian Taxation Office;

(2)	not make an election under section 124-795(4) of the Tax Act preventing the availability of the rollover relief; and

(3)	if applicable, make any election required under Subdivision 124-M of the Tax Act in relation to the rollover.

5.5	Other Transaction Documents and associated arrangements

Carbon Revolution, MergeCo and the SPAC must, as soon as reasonably practicable following execution of this deed and in accordance with the Timetable, negotiate in good faith to agree:

(a)	Carbon Revolution Locked-Up Shareholders: the identity of the Carbon Revolution Shareholders who are proposed to be subject to Outsider Lock-up Agreements (Carbon Revolution Locked-Up Shareholders).

(b)	Registration Rights Agreement: the terms of the Registration Rights Agreement.

5.6	Conduct of business – Carbon Revolution

(a)
Subject to clause 5.6(b), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations of Carbon Revolution under this deed, Carbon Revolution must:

(1)
conduct its businesses and operations, and must cause each other Carbon Revolution Group Member to conduct its respective business and operations, in the ordinary and usual course generally consistent with past practice;

(2)	keep the SPAC informed of any material developments concerning the conduct of its business;

(3)	not pay, declare, determine or otherwise agree to pay any dividend or distribution;

(4)	not enter into any line of business or other activities in which the Carbon Revolution Group is not engaged as at the date of this deed;

(5)	provide monthly management accounts for the Carbon Revolution Group, in a timely manner to the SPAC;

(6)
promptly notify SPAC of any legal proceeding, claim or investigation which may be threatened or asserted or commenced against any Carbon Revolution Group Member and which is material in the context of the Carbon Revolution Group taken as a whole;

(7)	comply in all material respects with all applicable Authorisations, laws and regulations (including the Listing Rules);

(8)	ensure that no Carbon Revolution Prescribed Occurrence occurs;

(9)	make all reasonable efforts, and procure that each other Carbon Revolution Group Member makes all reasonable efforts, to:

(A)	comply with the terms of all Material Contracts;

(B)	preserve and maintain the value of the businesses and assets of the Carbon Revolution Group;

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(C)	keep available the services of the Carbon Revolution Locked-up Persons and (subject to normal operating attrition rates) employees of each Carbon Revolution Group Member;

(D)	maintain and preserve their relationship with Government Agencies, customers, suppliers and others having business dealings with any Carbon Revolution Group Member; and

(E)	ensure that there is no occurrence within their control that would constitute or be likely to constitute a Carbon Revolution Adverse Change; and

(10)	use its best endeavours to ensure that no Carbon Revolution Regulated Event occurs.

(b)	Nothing in clause 5.6(a) restricts the ability of Carbon Revolution to take any action:

(1)	which is required or expressly permitted by this deed, the BCA or the Scheme, including for the avoidance of doubt actions to give effect to a Superior Proposal;

(2)	which has been agreed to in writing by the SPAC (which agreement must not be unreasonably withheld or delayed) or requested by the SPAC in writing;

(3)
in connection with the marketing, underwriting, entry into and completion of the Bridge Financing and compliance with any associated disclosure requirements or the agreements giving effect to the Bridge Financing;

(4)	which is required by any applicable law, regulation or by a Government Agency;

(5)
which is Fairly Disclosed in the Disclosure Materials as being an action that the Carbon Revolution Group may, or could reasonably be expected to, carry out between (and including) the date of this deed and the Implementation Date;

(6)	that Carbon Revolution Fairly Disclosed in an announcement made by Carbon Revolution to ASX in the one year period prior to the date of this deed;

(7)	to reasonably and prudently respond to:

(A)
Carbon Revolution’s prevailing or anticipated cash flow and liquidity requirements at the relevant point in time and the need to minimise cash outflows and maximise cash inflows and profitability between (and including) the date of this deed and the Implementation Date including: operational restructuring initiatives, acceleration of grant income, variation of customer payment terms and consensual deferral of creditor payments;

(B)
an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property, or a disease epidemic or pandemic, including the outbreak, escalation or any impact of, or recovery from, COVID-19 or the COVID-19 Measures);

5 Implementation
(C)	changes in market conditions affecting the business of Carbon Revolution or a Carbon Revolution Group Member to a material extent;

(D)
regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of Carbon Revolution or a Carbon Revolution Group Member to a material extent,

provided that, to the extent reasonably practicable, Carbon Revolution has consulted in good faith with the SPAC in respect of the proposal to take such action and consider any reasonable comments or requests of SPAC in relation to such proposal in good faith; or

(8)	in connection with an actual, proposed or potential Competing Proposal as contemplated by clause 10.

(c)
From the date of this deed up to and including the Second Court Date unless the SPAC agrees otherwise in writing, Carbon Revolution will promptly notify the SPAC of anything of which it becomes aware that:

(1)
makes any material information publicly filed by Carbon Revolution (either on its own account or in respect of any other Carbon Revolution Group Member) to be, or reasonably likely to be, incomplete, incorrect, untrue or misleading in any material respect;

(2)	makes any of the Carbon Revolution Representations and Warranties false, inaccurate, misleading or deceptive in any material respect;

(3)	makes any information provided in the Disclosure Materials incomplete, incorrect, untrue or misleading in any material respect; or

(4)	would constitute or be likely to constitute a Carbon Revolution Prescribed Occurrence, a Carbon Revolution Regulated Event or a Carbon Revolution Material Adverse Effect.

5.7	Conduct of business – SPAC

(a)	Subject to clause 5.7(b), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations of the SPAC under this deed, the SPAC must:

(1)	maintain the condition of its business and material assets in all material respects;

(2)	keep available the services of its key employees;

(3)	preserve its material relationships with customers, suppliers, licensors, licensees, joint venturers and others with whom it has business dealings in all material respects;

(4)	not take any action that would give rise to a SPAC Prescribed Occurrence;

(5)	not amend or otherwise change the organisational documents of SPAC or form any Subsidiary of SPAC;

(6)
not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any SPAC securities, but excluding distributions from the Trust Account to the shareholders of the SPAC upon the redemption of their shares that are required pursuant to the organisational documents of the SPAC;

5 Implementation
(7)	not pay, declare, determine or otherwise agree to pay any dividend or distribution;

(8)
not issue, sell, pledge, dispose of, grant or encumber, or authorise the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including without limitation, any phantom interest) of SPAC;

(9)
not acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organisation or enter into any strategic joint ventures, partnerships or alliances with any other person;

(10)	other than reasonably necessary SPAC Working Capital Loans, not incur indebtedness;

(11)
other than for purposes of reasonably complying with any agreements, orders, comments or other guidance from the Staff or SPAC’s auditors following the date hereof, not make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices;

(12)
not make or change any material Tax election or settle or compromise any material liability relating to a Tax dispute, file any amendment to a material Tax Return, enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax audit, dispute, litigation or other proceeding;

(13)	not amend the Trust Agreement or any other agreement related to the Trust Account;

(14)	not enter into any line of business or other activities in which it is not engaged as at the date of this deed;

(15)	promptly notify Carbon Revolution of any legal proceeding, claim or investigation which may be threatened or asserted or commenced against any it; and

(16)	comply in all material respects with all applicable Authorisations, laws and regulations.

(b)	Nothing in clause 5.7(a) restricts the ability of the SPAC to take any action:

(1)	which is required or expressly permitted by this deed, the BCA or the Scheme;

(2)	which has been agreed to in writing by Carbon Revolution (which agreement must not be unreasonably withheld or delayed) or requested by Carbon Revolution in writing;

(3)	which is required by any applicable law or regulation by a Government Agency; or

(4)
to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property, or a disease epidemic or pandemic, including the outbreak, escalation or any impact of, or recovery from, COVID-19 or the COVID-19 Measures).

5 Implementation
5.8	Conduct of business – MergeCo

(a)
Other than with the prior written approval of the SPAC (such approval not to be unreasonably withheld or delayed) MergeCo must not and must cause its Subsidiaries not to, and Carbon Revolution must ensure that MergeCo does not and causes its Subsidiaries not to, from the date of this deed up to and including Implementation, except to the extent contemplated by this document, the BCA or the Transaction:

(1)	carry on business, grant any right or incur any liability;

(2)	convert all or any of its shares into a larger or smaller number of shares;

(3)	permit any transfer of its shares to occur, or any Encumbrance or trust to be created over or in respect of its shares (or any interest in them);

(4)	resolve to reduce its share capital in any way or resolve to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;

(5)	undertake to:

(A)	repurchase, redeem or otherwise acquire any shares of capital stock of Parent, or agree to do any of the foregoing;

(B)	enter into a buy-back agreement; or

(C)	resolve to approve the terms of a buy-back agreement;

(6)	make or declare, or announce an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie);

(7)	undertake to:

(A)	issue any shares;

(B)	grant an option over its shares; or

(C)	agree to make an issue of or grant an option over shares;

(8)	issue or agree to issue securities or other instruments convertible into shares;

(9)	adopt a new constitution or modify or repeal its constitution or a provision of it;

(10)	undertake to:

(A)	acquire or dispose of;

(B)	agree to acquire or dispose of; or

(C)	offer, propose, announce a bid or tenders for,

any business, entity or undertaking or assets;

(11)	create, or agree to create, any Encumbrance over or declares itself the trustee of any of its business or property;

(12)	merge or consolidate with any other person or restructure, reorganise or completely or partially liquidates or dissolve;

(13)	undergoes an Insolvency Event;

(14)	enter into any agreement, contract or commitment;

5 Implementation
(15)	engage any employee;

(16)	incur, assume, guarantee or become liable for any Financial Indebtedness;

(17)	incur or make any expenditure;

(18)	own any real or personal property;

(19)	commence any legal proceedings, or threaten to do so.

(b)	Nothing in clause 5.8(a) restricts the ability of MergeCo to take any action:

(1)
in connection with the marketing, underwriting, entry into and completion of the Bridge Financing and compliance with any associated disclosure requirements or the agreements giving effect to the Bridge Financing;

(2)	which is required by any applicable law, regulation or by a Government Agency;

(3)
which is required in order for MergeCo or any Subsidiary of MergeCo to re-register as a public limited company and/or change its name, including creating a new class of shares and/or issuing additional shares for the purposes of re-registering as a public limited company and/or updating its memorandum and articles of association and making any regulatory filings as required by any applicable law.

5.9	Material Contract consents

(a)	In respect of each Material Contract:

(1)
Carbon Revolution will initiate contact with the relevant counterparties and request that they provide the consents required or appropriate for the Transaction. The SPAC and its Related Persons must not contact any counterparties to Material Contracts without Carbon Revolution being present or without Carbon Revolution’s prior written consent (which is not to be unreasonably withheld or delayed);

(2)
Carbon Revolution must use reasonable endeavours to obtain such consents or confirmations as expeditiously as possible, including by providing any information reasonably required by counterparties (but nothing in this clause 5.8 requires Carbon Revolution to incur material expense or provide material concessions to any applicable counterparties); and

(3)	The SPAC must cooperate with, and provide all reasonable assistance to, Carbon Revolution to obtain such consents or confirmations, including by:

(A)	providing any information required; and

(B)	making officers and employees available where necessary to meet with counterparties to deal with any issues arising in relation to the relevant consent or waiver,

provided that nothing in this clause 5.9(a)(3) requires the SPAC or a Related Person of the SPAC to (or to consent to) agree to any amendments to the relevant contract or arrangement or pay any monies to the counterparty, other than as provided for in the relevant contract or arrangement.

5 Implementation

(b)	Provided that Carbon Revolution has complied with this clause 5.8, a failure by Carbon Revolution to obtain any third party consent will not constitute a breach of this deed by Carbon Revolution.

5.10	Appointment of directors

MergeCo must, as soon as practicable on the Implementation Date, after the Scheme Consideration has been despatched to Scheme Shareholders in accordance with the terms of the Scheme and the Merger having occurred, take all actions necessary to:

(a)	cause the appointment of the Sponsor Nominees to the MergeCo Board;

(b)	cause the appointment of the Carbon Revolution Nominees to the MergeCo Board; and

(c)	ensure that all directors on the MergeCo Board, other than the Sponsor Nominees and the Carbon Revolution Nominees:

(1)	resign; and

(2)	unconditionally and irrevocably release MergeCo from any claims they may have against MergeCo.

5.11	Carbon Revolution Board Recommendation

(a)	Carbon Revolution must procure that, subject to clause 5.11(b):

(1)
the Carbon Revolution Board unanimously recommends that Carbon Revolution Shareholders vote in favour of the Scheme and the Capital Reduction at the Scheme Meeting in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and the Capital Reduction is in the best interest of Carbon Revolution Shareholders and that the Scheme Booklet and all other public statements relating to the Transaction include statements by the Carbon Revolution Board to that effect; and

(2)	each Carbon Revolution Board member provides a statement to Carbon Revolution that they:

(A)	will not, prior to the Scheme Meeting (in accordance with the Timetable) dispose (or agree to dispose) of their respective Director Carbon Revolution Shares; and

(B)
intend to vote, or cause to be voted, all of their respective Director Carbon Revolution Shares in favour of the Scheme and the Capital Reduction in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and the Capital Reduction is in the best interest of Carbon Revolution Shareholders, and authorises the inclusion by Carbon Revolution of that statement in the Scheme Booklet and all other public statements relating to the Transaction.

(b)	Carbon Revolution:

(1)	must procure that the Carbon Revolution Board collectively, and the Carbon Revolution Board members individually, do not; and

5 Implementation
(2)	represents and warrants to the SPAC that, as at the date of this deed, each Carbon Revolution Board Member has confirmed that he or she does not intend to,

adversely change, adversely modify, adversely qualify or withdraw (including by making any public statement to the effect that they no longer support the Scheme or the Transaction or any public statement supporting, endorsing or recommending a Competing Proposal) their recommendation to vote in favour of the Scheme as set out in clause 5.11(a) unless:

(3)
the Independent Expert provides a report to Carbon Revolution (including either the Independent Expert’s Report or any update of, or any revision, amendment or supplement to, that report) that concludes that the Scheme and the Capital Reduction are not in the best interest of Carbon Revolution Shareholders;

(4)
Carbon Revolution has received a Competing Proposal and the Carbon Revolution Board has determined, after the procedure in clause 10.4 has been complied with, that the Competing Proposal constitutes a Superior Proposal;

(5)
the change, modification, qualification or withdrawal occurs because of a requirement or request by a court or Government Agency that one or more Carbon Revolution Board members abstain from making a recommendation that Carbon Revolution Shareholders vote in favour of the Scheme and the Capital Reduction after the date of this deed; or

(6)
the Carbon Revolution Board has determined after receiving written advice from Carbon Revolution’s external Australian legal advisers specialising in the area of corporate law that the Carbon Revolution Board, by virtue of the fiduciary or statutory duties of the Carbon Revolution Board Members, is required to change, modify, qualify or withdraw its or their recommendation (with a copy of such advice to be provided to the SPAC).

(c)
For the purposes of this clause 5.11, customary qualifications and explanations contained in the Scheme Booklet and any public announcements by Carbon Revolution in relation to a recommendation to vote in favour of the Scheme and the Capital Reduction to the effect that the recommendation is made:

(1)	in the absence of a Superior Proposal;

(2)
in respect of any public announcement issued before the issue of the Scheme Booklet, subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and the Capital Reduction are in the best interest of Carbon Revolution Shareholders; and

(3)
in respect of the Scheme Booklet and any public announcements issued at the time of or after the issue of Scheme Booklet, subject to the Independent Expert continuing to conclude that the Scheme and the Capital Reduction are in the best interest of Carbon Revolution Shareholders, will not be regarded as a failure to make, or an adverse change, adverse modification, adverse qualification or withdrawal of, a recommendation in favour of the Scheme.

(d)
Without limiting the operation of clause 10 or the preceding provisions of this clause 5, if circumstances arise, including the receipt or expected receipt of an unfavourable report from the Independent Expert (including either the Independent Expert’s Report or any update of, or any revision, amendment or supplement to, that report) which is reasonably likely to lead to any one or more Carbon Revolution Board Members adversely changing, adversely modifying, adversely qualifying or withdrawing their recommendation to vote in favour of the Scheme and Capital Reduction, Carbon Revolution must:

5 Implementation
(1)	as soon as practicable, notify the SPAC of this fact; and

(2)
consult with the SPAC in good faith for at least 2 Business Days after the date on which the notice under clause 5.11(d)(1) is given to consider and determine whether there are any steps that can be taken to avoid such a change, modification, qualification or withdrawal (as applicable).

(e)
A statement made by Carbon Revolution or the Carbon Revolution Board to the effect that no action should be taken by Carbon Revolution Shareholders pending the assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4 shall not contravene this clause 5.11.

5.12	SPAC Board Recommendation

The SPAC Board must recommend that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals in any communications in relation to the Transaction with SPAC Shareholders and must not withdraw or change that recommendation unless a SPAC Competing Transaction is proposed and the SPAC Board determines in good faith and acting reasonably, having received legal advice from its external legal advisers that failing to withdraw or change their recommendation in favour of the Scheme would constitute a breach of their fiduciary or statutory duties to SPAC Shareholders.

5.13	Responsibility Statements

(a)	The Scheme Booklet will contain a responsibility statement to the effect that:

(1)	MergeCo is responsible for the MergeCo Information contained in the Scheme Booklet;

(2)	SPAC is responsible for the SPAC Information contained in the Scheme Booklet;

(3)	Carbon Revolution is responsible for the Carbon Revolution Information contained in the Scheme Booklet; and

(4)
the Independent Expert is responsible for the Independent Expert’s Report, and none of Carbon Revolution, MergeCo, SPAC or their respective directors or officers assumes any responsibility for the accuracy or completeness of the Independent Expert’s Report.

(b)
If Carbon Revolution, MergeCo and the SPAC disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet. If after five Business Days of consultation, Carbon Revolution, MergeCo and the SPAC are unable to agree on the form or content of the Scheme Booklet:

(1)	where the determination relates to SPAC Information, the SPAC will make the final determination, acting reasonably, as to the form and content of the SPAC Information; and

(2)
in any other case, the final determination as to the form and content of the Scheme Booklet will be made by Carbon Revolution, acting reasonably, provided that, if the SPAC disagrees with such final form and content, Carbon Revolution must include a statement to that effect in the Scheme Booklet.

6 Representations and warranties
5.14	Conduct of Court proceedings

(a)	Carbon Revolution and MergeCo on the one hand and the SPAC on the other hand are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	This deed does not give Carbon Revolution or the SPAC any right or power to give undertakings to the Court for or on behalf of the other of them without the other party’s written consent.

(c)
Carbon Revolution and the SPAC must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

6	Representations and warranties

6.1	SPAC’s representations and warranties

SPAC represents and warrants to Carbon Revolution (in its own right and separately as trustee or nominee for each of the other Carbon Revolution Indemnified Parties) that each of the SPAC Representations and Warranties is true and correct and not misleading as at the date of this deed and at 8:00am on the Second Court Date.

6.2	Carbon Revolution’s representations and warranties

Carbon Revolution represents and warrants to the SPAC (in its own right and separately as trustee or nominee for each of the other SPAC Indemnified Parties) that each of the Carbon Revolution Representations and Warranties is true and correct and not misleading at the date of this deed and at 8:00 am on the Second Court Date (except where any statement is expressed to be made only at a particular date).

6.3	MergeCo’s representations and warranties

MergeCo represents and warrants to Carbon Revolution (in its own right and separately as trustee or nominee for each of the other Carbon Revolution Indemnified Parties) and the SPAC (in its own right and separately as trustee or nominee for each of the other SPAC Indemnified Parties) that each of the MergeCo Representations and Warranties is true and correct and not misleading at the date of this deed and at 8:00am on the Second Court Date.

6.4	Qualifications on representations and warranties

(a)	The Carbon Revolution Representations and Warranties made or given in clause 6.2 are each subject to matters that:

(1)	have been Fairly Disclosed in the Disclosure Materials;

(2)	have been Fairly Disclosed in:

(A)	an announcement by Carbon Revolution to ASX, or

7 Releases
(B)	a publicly available document lodged by Carbon Revolution with ASIC,

in the one year period prior to the date of this deed; or

(3)	are expressly required or permitted by this deed or the Scheme.

(b)
Where a Carbon Revolution Representation and Warranty is given ‘so far as Carbon Revolution is aware’ or with a similar qualification as to Carbon Revolution’s awareness or knowledge, Carbon Revolution’s awareness or knowledge is limited to and deemed only to include those facts, matters or circumstances of which a Specified Individual is actually aware as at the date such Carbon Revolution Representation and Warranty is given.

(c)
The SPAC Representations and Warranties made or given in clause 6.1 are each subject to matters that have been Fairly Disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the SPAC from the date the SPAC was listed on the NYSE until the date of this deed.

6.5	Survival of representations and warranties

Each representation and warranty in clauses 6.1, 6.2 and 6.3:

(a)	is severable; and

(b)	does not survive the termination of this deed.

6.6	Timing of representations and warranties

Each representation and warranty made or given under clauses 6.1, 6.2 or 6.3 is given at the date of this deed and on 8.00am on the Second Court Date unless that representation or warranty is expressed to be given at a particular time, in which case it is given at that time.

6.7	No representation or reliance

(a)
Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)
Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

7	Releases

7.1	Carbon Revolution and Carbon Revolution Board Members and officers

(a)	MergeCo and SPAC each:

7 Releases
(1)	releases its rights; and

(2)	agrees with Carbon Revolution that it will not make, and in the case of MergeCo that after the Implementation Date it will procure that each Carbon Revolution Group Member does not make, any claim,

against any Carbon Revolution Indemnified Party (other than Carbon Revolution and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(3)
any breach of any representations and warranties of Carbon Revolution or any other member of the Carbon Revolution Group in this deed or any breach of any covenant given by Carbon Revolution in this deed;

(4)	any disclosures containing any statement which is false or misleading whether in content or by omission; or

(5)	any failure to provide information,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Carbon Revolution Indemnified Party has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 7.1(a) limits the SPAC’s rights to terminate this deed under clause 12.

(b)	Clause 7.1(a) is subject to any Corporations Act restriction and will be read down accordingly.

(c)	Carbon Revolution receives and holds the benefit of this clause 7.1 to the extent it relates to each Carbon Revolution Indemnified Party as trustee for each of them.

7.2	SPAC and SPAC directors and officers

(a)	Carbon Revolution and MergeCo:

(1)	releases its rights; and

(2)	agrees with the SPAC that it will not make a claim,

against any SPAC Indemnified Party (other than the SPAC and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(3)	any breach of any representations and warranties of the SPAC in this deed or any breach of any covenant given by the SPAC in this deed;

(4)	any disclosure containing any statement which is false or misleading whether in content or by omission; or

(5)	any failure to provide information,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the SPAC Indemnified Party has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 7.2(a) limits any right of Carbon Revolution or MergeCo to terminate this deed under clause 3.4 or 12.

(b)	Clause 7.2(a) is subject to any Corporations Act restriction and will be read down accordingly.

(c)	The SPAC receives and holds the benefit of this clause 7.2 to the extent it relates to each SPAC Indemnified Party as trustee for each of them.

8 Public announcement
7.3	MergeCo and MergeCo directors and officers

(a)	Carbon Revolution and SPAC each:

(1)	releases its rights; and

(2)	agrees with MergeCo that it will not make a claim,

against any MergeCo Indemnified Party as at the date of this deed and from time to time in connection with:

(3)	any breach of any representations and warranties of MergeCo in this deed or any breach of any covenant given by MergeCo in this deed;

(4)	any disclosure containing any statement which is false or misleading whether in content or by omission; or

(5)	any failure to provide information,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the MergeCo has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 7.2(a) limits any right of Carbon Revolution or SPAC to terminate this deed under clause 3.4 or 12.

(b)	Clause 7.2(a) is subject to any Corporations Act restriction and will be read down accordingly.

(c)	MergeCo receives and holds the benefit of this clause 7.2 to the extent it relates to each MergeCo Indemnified Party as trustee for each of them.

8	Public announcement

8.1	Announcement of the Transaction

(a)
Immediately after the execution of this deed, Carbon Revolution must issue a public announcement in a form which has been agreed to in writing by the SPAC (which agreement must not be unreasonably withheld or delayed).

(b)
The Carbon Revolution announcement must include a unanimous recommendation by the Carbon Revolution Board to Carbon Revolution Shareholders that, in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and Capital Reduction are in the best interest of Carbon Revolution Shareholders, Carbon Revolution Shareholders vote in favour of the Scheme and the Capital Reduction and all the Carbon Revolution Board Members will vote (or will procure the voting of) all Director Carbon Revolution Shares at the time of the Scheme Meeting in favour of the Scheme and the Capital Reduction at the Scheme Meeting.

(c)
Immediately after the execution of this deed, the SPAC must file a Current Report on Form 8-K pursuant to the SEC to report the execution of this deed, in a form which has been agreed to in writing by Carbon Revolution (which agreement must not be unreasonably withheld or delayed).

(d)
The SPAC Proxy Statement must include a unanimous recommendation by the SPAC Board to the SPAC Shareholders that, in the absence of a SPAC Superior Transaction, SPAC Shareholders vote in favour of the SPAC Proposals and the SPAC Extension Proposal and each SPAC Board Member will vote (or will procure the voting of) all SPAC Shares held by that SPAC Board Member (or in respect of which that SPAC Board member controls the exercise of any voting rights attaching to the SPAC Shares) at the time of the SPAC Shareholders’ Meeting in favour of the SPAC Proposals and SPAC Extension Proposal at the SPAC Shareholders’ Meeting.

9 Confidentiality
8.2	Public announcements

Subject to clause 8.1 and 8.3, no public announcement or public disclosure of the Transaction or any other transaction the subject of this deed or the Scheme may be made other than in a form approved by Carbon Revolution and the SPAC in writing (acting reasonably), but each of Carbon Revolution and the SPAC must use all reasonable endeavours to provide such approval as soon as practicable. For the avoidance of doubt, this clause 8.2 does not apply to any announcement or disclosure relating to a Competing Proposal or where the announcement or disclosure is consistent with, and contains no more information than is included in, an announcement made in compliance with clause 8.1.

8.3	Required disclosure

(a)
Where a party is required by applicable law or the Listing Rules to make any announcement or to make any disclosure in connection with the Transaction or any other transaction the subject of this deed or the Scheme, it may do so despite clause 8.2.

(b)	Before any disclosure is made in reliance on clause 8.3(a), to the extent reasonably practicable and permitted by the relevant law or Listing Rule:

(1)
the party required to make the disclosure (Disclosing Party) must use best endeavours to notify the other party as soon as reasonably practicable after it becomes aware that disclosure is required; and

(2)
the Disclosing Party must use best endeavours to give the other party an opportunity to comment on the proposed form of the disclosure and amend any factual inaccuracy, and consider in good faith any other comments of the other party on the form of the disclosure, other than where such disclosure relates to, or is in connection with, an actual, potential or proposed Competing Proposal.

9	Confidentiality

Carbon Revolution and the SPAC acknowledge and agree that they continue to be bound by the Confidentiality Agreement after the date of this deed. The rights and obligations of the parties under the Confidentiality Agreement survive termination of this deed.  To the extent of any inconsistency between the Confidentiality Agreement and this deed, the terms of this deed shall prevail.

10 Exclusivity
10	Exclusivity

10.1	No shop and no talk

During the Exclusivity Period, each of Carbon Revolution and the SPAC must not, and must ensure that each of their Related Persons and Related Bodies Corporate and the Related Persons of those Related Bodies Corporate do not, directly or indirectly:

(a)
(no shop) solicit, invite, encourage or initiate (including by the provision of non-public information to any Third Party) any inquiry, expression of interest, offer, proposal, discussion or other communication by any person in relation to, or which would reasonably be expected to encourage or lead to, in the case of Carbon Revolution an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction, or communicate to any person an intention to do anything referred to in this clause 10.1(a); or

(b)	(no talk) subject to clause 10.2:

(1)
facilitate, participate in or continue any negotiations, discussions or other communications with respect to any inquiry, expression of interest, offer, proposal or discussion with any person in relation to, or which would reasonably be expected to encourage or lead to, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction;

(2)
negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding, in the case of Carbon Revolution an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction;

(3)
disclose or otherwise provide or make available any non-public information about the business or affairs of the Carbon Revolution Group or the SPAC (as applicable) to a Third Party (other than a Government Agency that has the right to obtain that information and has sought it) in connection with, with a view to obtaining, or which would reasonably be expected to encourage or lead to the formulation, receipt or announcement of, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction (including, without limitation, providing such information for the purposes of the conduct of due diligence investigations in respect of the Carbon Revolution Group or the SPAC (as applicable)) whether by that Third Party or another person; or

(4)	communicate to any person an intention to do anything referred to in the preceding paragraphs of this clause 10.1(b),

provided that nothing in this clause 10.1 prevents or restricts Carbon Revolution or the SPAC (as applicable) or any of their Related Persons and Related Bodies Corporate or the Related Persons of those Related Bodies Corporate from responding to a Third Party in respect of an unsolicited inquiry, expression of interest, offer, proposal or discussion by that Third Party to make, or which would reasonably be expected to encourage or lead to in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction, to merely (A) acknowledge receipt and / or (B) advise that Third Party that Carbon Revolution or the SPAC (as applicable) is bound by the provisions of this clause 10.1 and is only able to engage in negotiations, discussions or other communications if the fiduciary out in clause 10.2 applies.

10 Exclusivity
10.2	Fiduciary exception

Clause 10.1(b) does not prohibit any action or inaction by Carbon Revolution or the SPAC, any of their respective Related Bodies Corporate or respective Related Persons, if:

(a)	in relation to an actual, proposed or potential Competing Proposal, the Carbon Revolution Board determines acting in good faith that:

(1)	after consultation with its advisers, such actual, proposed or potential Competing Proposal is a Superior Proposal or could reasonably be expected to become a Superior Proposal; and

(2)
after receiving written legal advice from its external legal advisers, compliance with that clause would, or would be reasonably likely to, constitute a breach of any of the fiduciary or statutory duties of the Carbon Revolution Board Members; or

(b)	in relation to an actual, proposed or potential SPAC Competing Transaction, the SPAC Board determines acting in good faith that:

(1)
after consultation with its advisers, such actual, proposed or potential SPAC Competing Transaction is a SPAC Superior Transaction or could reasonably be expected to become a SPAC Superior Transaction; and

(2)
after receiving written legal advice from its external legal advisers, compliance with that clause would, or would be reasonably likely to, constitute a breach of any of the fiduciary or statutory duties of the SPAC Board Members, provided that in either case:

(c)	the actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable) was not directly or indirectly brought about by, or facilitated by, a breach of clause 10.1(a); and

(d)	each action or inaction taken in reliance on this clause 10.2 is notified to the other party as soon as reasonably practicable (and in any event within 48 hours).

10.3	Notification of approaches

(a)
During the Exclusivity Period, Carbon Revolution and the SPAC must as soon as possible (and in any event within 24 hours) notify the other party in writing if it, any of its Related Bodies Corporate or any of their respective Related Persons, becomes aware of any:

(1)
negotiations, discussions or other communications, approaches or attempt to initiate any negotiations, discussions or other communications, or intention to make such an approach or attempt to initiate any negotiations, discussions or other communications in respect of any inquiry, expression of interest, offer, proposal or discussion in the case of Carbon Revolution, in relation to a Competing Proposal or in the case of the SPAC, in relation to a SPAC Competing Transaction;

10 Exclusivity
(2)
proposal made to Carbon Revolution or the SPAC (as applicable), any of their Related Bodies Corporate or any of their respective Related Persons in connection with, or in respect of any exploration or completion of, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, a SPAC Competing Transaction; or

(3)
provision by Carbon Revolution or the SPAC (as applicable), any of their Related Bodies Corporate or any of their respective Related Persons of any non-public information concerning the business or operations of the Carbon Revolution Group or the SPAC (as applicable) to any Third Party (other than a Government Agency) in connection with, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, a SPAC Competing Transaction, whether direct or indirect, solicited or unsolicited, and in writing or otherwise.

(b)
A notification given under clause 10.3(a) must include the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable), together with all material terms and conditions of the actual, proposed or potential Competing Proposal or SPAC Competing Transaction (including price and form of consideration, conditions precedent, proposed deal protection arrangements and timetable), in each case to the extent known by Carbon Revolution or the SPAC (as applicable) or any of their Related Persons.

(c)
During the Exclusivity Period, Carbon Revolution must also notify the SPAC in writing as soon as possible after it, any of its Related Bodies Corporate or any of their respective Related Persons, becomes aware of any material developments in relation to the actual, proposed or potential Competing Proposal, including in respect of any of the information previously provided to the SPAC pursuant to this clause 10.3.

10.4	Matching right

(a)	Without limiting clause 10.1, during the Exclusivity Period, Carbon Revolution:

(1)
must not, and must procure that each of its Related Bodies Corporate do not, enter into any legally binding agreement, arrangement or understanding (whether or not in writing) pursuant to which one or more of a Third Party, Carbon Revolution or any Related Body Corporate of Carbon Revolution proposes or propose to undertake or give effect to an actual, proposed or potential Competing Proposal; and

(2)
must  procure that none of the Carbon Revolution Board Members change their recommendation in favour of the Scheme and the Capital Reduction, publicly recommend an actual, proposed or potential Competing Proposal (or recommend against the Transaction) or make any public statement to the effect that they may do so at a future point (provided that a statement that no action should be taken by Carbon Revolution Shareholders pending the assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in this clause 10.4 shall not contravene this clause 10.4, provided that Carbon Revolution uses its best endeavours to procure that the Carbon Revolution Board publicly reaffirms its recommendation in favour of the Transaction when making any such statement and also subject to any change of recommendation by the Carbon Revolution Board that is permitted by clause 5.11(b)),

10 Exclusivity
unless:

(3)
the Carbon Revolution Board acting in good faith and in order to satisfy what the Carbon Revolution Board Members consider to be their statutory or fiduciary duties (having received written legal advice from its external Australian legal advisers) determines that the Competing Proposal is, or would be reasonably likely to be, an actual, proposed or potential, Superior Proposal;

(4)
Carbon Revolution has provided the SPAC with the material terms and conditions of the actual, proposed or potential Competing Proposal (including price and form of consideration, conditions precedent, proposed deal protection arrangements and timetable) (in each case, to the extent known) and the identity of the Third Party making the actual, proposed or potential Competing Proposal;

(5)
Carbon Revolution has given the SPAC at least five Business Days after the date of the provision of the information referred to in clause 10.4(a)(4) to provide a matching or superior counter-proposal to the terms of the actual, proposed or potential Competing Proposal; and

(6)
the SPAC has not announced or otherwise formally proposed to Carbon Revolution a matching or superior counter-proposal to the terms of the actual, proposed or potential Competing Proposal by the expiry of the five Business Day period in clause 10.4(a)(5).

(b)
If the SPAC proposes to Carbon Revolution, or announces amendments to the Scheme or a new proposal that constitutes a matching or superior proposal to the actual, proposed or potential Competing Proposal (SPAC Counterproposal) by the expiry of the five Business Day period in clause 10.4(a)(5), Carbon Revolution must procure that the Carbon Revolution Board considers the SPAC Counterproposal and if the Carbon Revolution Board, acting reasonably and in good faith, determines that the SPAC Counterproposal would provide an equivalent or superior outcome for Carbon Revolution Shareholders as a whole compared with the Competing Proposal, taking into account all of the terms and conditions of the SPAC Counterproposal, then Carbon Revolution and SPAC must use their best endeavours to agree the amendments to this deed, the Scheme and the Deed Poll (as applicable) that are reasonably necessary to reflect the SPAC Counterproposal and to implement the SPAC Counterproposal, in each case as soon as reasonably practicable, and Carbon Revolution must  procure that each of the Carbon Revolution Board Members continues to recommend the Transaction (as modified by the SPAC Counterproposal) to Carbon Revolution Shareholders.

For the purposes of this clause 10.4, each successive material modification of any Competing Proposal or potential Competing Proposal will constitute a new Competing Proposal or potential Competing Proposal, and the procedures set out in this clause 10.4 must again be followed prior to any Carbon Revolution Group Member entering into any agreement,arrangement, understanding or commitment in respect of such Competing Proposal or potential Competing Proposal.

(c)	Despite any other provision in this deed, a statement by Carbon Revolution or the Carbon Revolution Board to the effect that:

(1)	the Carbon Revolution Board has determined that a Competing Proposal is a Superior Proposal and has commenced the matching right process set out in this clause 10.4; or

10 Exclusivity
(2)
Carbon Revolution Shareholders should take no action pending the completion of the matching right process set out in this clause 10.4 (provided that Carbon Revolution uses its best endeavours to procure that the Carbon Revolution Board publicly re-affirms its recommendation in favour of the Transaction when making any such statement), does not of itself:

(3)	constitute a change, withdrawal, modification or qualification of the recommendation by the Carbon Revolution Board Members or an endorsement of a Competing Proposal;

(4)	contravene this deed;

(5)	give rise to an obligation to pay the Reimbursement Fee under clause 11.2; or

(6)	give rise to a termination right under clause 12.1.

10.5	No current discussions regarding a Competing Proposal or SPAC Competing Transaction

Each of Carbon Revolution and the SPAC represents and warrants that, as at the date of this deed it and each of its Related Bodies Corporate:

(a)
is not a party to any agreement, arrangement or understanding with a Third Party entered into for the purpose of facilitating any actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable);

(b)
is not directly or indirectly participating in any discussions, negotiations or other communications, and has terminated any existing discussions, negotiations or other communications, in relation to any actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable), or which could reasonably be expected to lead to a Competing Proposal or SPAC Competing Transaction (as applicable); and

(c)
has ceased to provide or make available any non-public information to a Third Party where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Proposal or SPAC Competing Transaction (as applicable).

10.6	Compliance with law

(a)	If it is finally determined by a court, or the Takeovers Panel, that the agreement by the parties under this clause 10 or any part of it:

(1)	constituted, or constitutes, or would constitute, a breach of the fiduciary or statutory duties of the Carbon Revolution Board;

(2)	constituted, or constitutes, or would constitute, ‘unacceptable circumstances’ within the meaning of the Corporations Act; or

(3)	was, or is, or would be, unlawful for any other reason,

then, to that extent (and only to that extent) Carbon Revolution or the SPAC (as applicable) will not be obliged to comply with that provision of clause 10.

(b)	The parties:

10 Exclusivity
(1)	must not make or cause to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in this clause 10.6; and

(2)	if any such application is made by a Third Party, use reasonable endeavours to defend or resist such application.

10.7	Provision of information

(a)
Subject to clause 10.7(b), during the Exclusivity Period, Carbon Revolution must as soon as possible and in any event within two Business Days of it being disclosed or provided to a Third Party, make available to the SPAC:

(1)	in the case of written materials, a copy of; and

(2)	in any other case, a written statement of,

any material non-public information about the business or affairs of any member of the Carbon Revolution Group disclosed or otherwise provided to a Third Party in connection with such Third Party formulating, developing, or finalising, or assisting in the formulation, development or finalisation by that Third Party of, an actual, proposed or potential Competing Proposal, which has not previously been provided to the SPAC.

(b)
During the Exclusivity Period, Carbon Revolution must not, and must ensure that each of its Related Persons and Related Bodies Corporate and the Related Persons of those Related Bodies Corporate do not, directly or indirectly disclose or otherwise provide or make available any non-public information about the business or affairs of the Carbon Revolution Group to a Third Party in connection with an actual, proposed or potential Competing Proposal unless:

(1)	permitted by clause 10.2; and

(2)
before that information is disclosed or otherwise provided or made available to that Third Party, the Third Party has entered into a confidentiality agreement with Carbon Revolution that contains obligations on the Third Party that are on no less onerous terms in any material respect than the obligations of the SPAC under the Confidentiality Agreement.

10.8	Usual provision of information

Nothing in this clause 10 prevents Carbon Revolution from:

(a)	making presentations or providing information to, engaging or negotiating the terms of any transaction with, Third Parties for the purposes of obtaining the Bridge Financing;

(b)	providing any information to its Related Persons;

(c)	providing any information to any Government Agency;

(d)	providing any information required to be provided by any applicable law, including to satisfy its obligations under the Listing Rules or to any Government Agency;

(e)	providing any information to its auditors, customers, financiers, joint venturers and suppliers acting in that capacity in the ordinary course of business; or

(f)
making presentations to, or responding to enquiries from, brokers, portfolio investors, analysts and other third parties, and engaging with financiers and potential financiers, in the ordinary course of business or promoting the merits of the Transaction.

11 Reimbursement Fee
11	Reimbursement Fee

11.1	Background to Reimbursement Fee

(a)
The SPAC and Carbon Revolution acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented, each of them will incur significant costs, including those set out in clause 11.5.

(b)
In the circumstances referred to in clause 11.1(a), each of Carbon Revolution and the SPAC has requested from the other party that provision be made for the payments outlined in clause 11.2 and 11.3 (as applicable), without which neither of them would have entered into this deed or otherwise agreed to implement the Scheme.

(c)
Each of the SPAC and Carbon Revolution acknowledges having taken advice from its external legal advisers and Financial Adviser, that the implementation of the Scheme will provide benefits to it and its Shareholders and that it is appropriate for them to agree to the payments referred to in clause 11.2 and 11.3 (as applicable) in order to secure the other party’s participation in the Transaction.

11.2	SPAC Reimbursement Fee triggers

Subject to this clause 11, Carbon Revolution must pay the Reimbursement Fee to the SPAC under this clause 11.2 and in accordance with clause 11.4 if:

(a)	during the Exclusivity Period, one or more Carbon Revolution Board Members:

(1)	withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Scheme or their recommendation that Carbon Revolution Shareholders vote in favour of the Scheme;

(2)	fails to recommend that Carbon Revolution Shareholders vote in favour of the Scheme in the manner described in clause 5.11;

(3)	makes a public statement:

(A)	to the effect that he or she no longer supports the Scheme or the Transaction; or

(B)
supporting, endorsing or recommending (including support by way of accepting or voting, or by way of stating an intention to accept or vote, in respect of any Director Carbon Revolution Shares) a Competing Proposal (whether or not such proposal is stated to be subject to any pre-conditions), unless:

(4)
the Independent Expert concludes in the Independent Expert’s Report (or any update of, or revision, amendment or supplement to, that report) that the Scheme and Capital Reduction are not in the best interest of Carbon Revolution Shareholders (except where that conclusion is due to the existence, announcement or publication of a Competing Proposal), provided that any Carbon Revolution Board Member’s change of recommendation must only occur after the Independent Expert provides a report to Carbon Revolution (including either the Independent Expert’s Report or any update of, or any revision, amendment or supplement to, that report) that concludes that the Scheme is not in the best interest of Carbon Revolution Shareholders;

11 Reimbursement Fee
(5)
the failure to recommend, or the change to or withdrawal of a recommendation to vote in favour of the Scheme occurs because of a requirement or request by a court or a Government Agency that one or more Carbon Revolution Board Members abstain or withdraw from making a recommendation that Carbon Revolution Shareholders vote in favour of the Scheme after the date of this deed due to a conflict of interest or duty or due to a material personal interest;

(6)	Carbon Revolution is entitled to terminate this deed pursuant to clause 12.1(a) or 12.1(d), and has given the appropriate termination notice to the SPAC;

(7)	this deed is terminated in accordance with clause 12.2; or

(8)	Carbon Revolution is entitled to terminate this deed pursuant to clause 3.4 and has given the appropriate termination notice to the SPAC;

provided that, for the avoidance of doubt, a statement made by Carbon Revolution or the Carbon Revolution Board to the effect that no action should be taken by Carbon Revolution Shareholders pending the assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4 will not require Carbon Revolution to pay the Reimbursement Fee to the SPAC, provided that Carbon Revolution uses its best endeavours to procure that the Carbon Revolution Board publicly re-affirms its recommendation in favour of the Transaction when making any such statement;

(b)
a Competing Proposal of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of the date of such announcement, the Third Party or any Associate of that Third Party:

(1)	completes a Competing Proposal of a kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Proposal; or

(2)
enters into an agreement, arrangement or understanding with Carbon Revolution, with another member of the Carbon Revolution Group or with the board of directors of any of the foregoing entities, which is of the kind referred to in paragraph 5 of the definition of Competing Proposal;

(c)	the SPAC has terminated this deed pursuant to:

(1)	12.1(a)(1) or clause 12.1(b); or

(2)
clause 3.4, as a result of any of the following Conditions Precedent not being satisfied: 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(h) (No MergeCo Prescribed Occurrence), 3.1(t) (MergeCo Representations and Warranties), 3.1(s) (Carbon Revolution Representations and Warranties),

and the Transaction does not complete;

(d)
the Court fails to approve the terms of the Scheme for which the approval of the requisite Carbon Revolution Shareholders has been obtained as a result of a material non-compliance by Carbon Revolution with any of its obligations under this deed; or

11 Reimbursement Fee
(e)	the Scheme becomes Effective but the Merger does not occur due to a breach by Carbon Revolution or MergeCo of its obligations under this deed, the Scheme, the Deed Poll or the BCA.

11.3	Carbon Revolution Reimbursement Fee triggers

Subject to this clause 11, SPAC must pay the Reimbursement Fee to Carbon Revolution under this clause 11.3 and in accordance with clause 11.4 if:

(a)	during the Exclusivity Period, one or more SPAC Board Members:

(1)
withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Transaction or their recommendation that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals; or

(2)	fails to recommend that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals in the manner described in clause 5.12; or

(3)	makes a public statement:

(A)	to the effect that he or she no longer supports the Transaction; or

(B)
supporting, endorsing or recommending (including support by way of accepting or voting, or by way of stating an intention to accept or vote in respect of any SPAC Shares held by that SPAC Board Member (or in respect of which that SPAC Board Member controls the exercise of any voting rights attaching to the SPAC Shares)) a SPAC Competing Transaction (whether or not such proposal is stated to be subject to any pre-conditions);

(b)
a SPAC Competing Transaction of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of the date of such announcement a SPAC Competing Transaction completes;

(c)	Carbon Revolution is entitled to terminate this deed and has terminated this deed having given the appropriate termination notice to the SPAC pursuant to:

(1)	clause 12.1(a)(1);

(2)	clause 12.1(d); or

(3)
clause 3.4, as a result of any of the following Conditions Precedent not being satisfied: 3.1(g) (No SPAC Prescribed Occurrence), 3.1(m)(Transaction Documents); 3.1(q) (CEF Agreement) and 3.1(u) (SPAC Representations and Warranties);

(d)	the Scheme becomes Effective but the Merger does not occur due to a breach by the SPAC of its obligations under this deed, the Scheme, the Deed Poll or the BCA; or

(e)
the Court fails to approve the terms of the Scheme for which the approval of the requisite Carbon Revolution Shareholders has been obtained as a result of a material non-compliance by the SPAC with any of its obligations under this deed.

11 Reimbursement Fee
11.4	Payment of Reimbursement Fee

(a)	A demand by a party for payment of the Reimbursement Fee under clause 11.2 or clause 11.3 must:

(1)	be in writing;

(2)	be made after the occurrence of the event in that clause giving rise to the right to payment;

(3)	state the circumstances which give rise to the demand;

(4)	include the information and evidence required by clause 11.5; and

(5)	nominate an account in the name of the party to whom the Reimbursement Fee is to be paid.

(b)
Carbon Revolution must pay the Reimbursement Fee into the account nominated by the SPAC, without set-off or withholding, within five Business Days after receiving a demand for payment where the SPAC is entitled under clause 11.2 to the Reimbursement Fee.

(c)
The SPAC must pay the Reimbursement Fee into the account nominated by Carbon Revolution, without set-off or withholding, within five Business Days after receiving a demand for payment where Carbon Revolution is entitled under clause 11.3 to the Reimbursement Fee.

11.5	Basis of Reimbursement Fee

The Reimbursement Fee has been calculated to reimburse the party claiming the Reimbursement Fee (Recipient) for costs including the following:

(a)	fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees);

(b)	reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives;

(c)	costs of management and directors’ time in planning and implementing the Transaction;

(d)	out of pocket expenses incurred by the Recipient and the Recipient’s employees, advisers and agents in planning and implementing the Transaction;

(e)	any damage to the Recipient’s reputation associated with a failed transaction and the implications of that damages to the Recipient’s business,

and the parties agree that:

(f)	the costs actually incurred by the Recipient will be of such a nature that they cannot all be accurately ascertained; and

(g)	the Reimbursement Fee is a genuine and reasonable pre-estimate of those costs.

11.6	Compliance with law

(a)	If it is finally determined by a court, or the Takeovers Panel, that the agreement by the parties under this clause 11 or any part of it:

(1)	constituted, or constitutes, or would constitute, ‘unacceptable circumstances’ within the meaning of the Corporations Act; or

(2)	was, or is, or would be, unlawful for any other reason,

11 Reimbursement Fee
then, to that extent (and only to that extent) Carbon Revolution or the SPAC (as applicable) will not be obliged to pay the Reimbursement Fee. For the avoidance of doubt, any part of the Reimbursement Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by the Reimbursing Party.

(b)	The parties:

(1)	must not make or cause to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in this clause 11.6; and

(2)	if any such application is made by a Third Party, use reasonable endeavours to defend or resist such application.

11.7	Reimbursement Fees payable only once

(a)
Where the Reimbursement Fee becomes payable to the SPAC under clause 11.2 and is actually paid to the SPAC, the SPAC cannot make any claim against Carbon Revolution for payment of any subsequent Reimbursement Fee.

(b)
Where the Reimbursement Fee becomes payable to Carbon Revolution under clause 11.3 and is actually paid to Carbon Revolution, Carbon Revolution cannot make any claim against the SPAC for payment of any subsequent Reimbursement Fee.

11.8	Other Claims

(a)
Despite anything to the contrary in this deed or the BCA, the maximum aggregate amount which Carbon Revolution is required to pay in relation to this deed and the BCA (including as a result of any breach of this deed or the BCA by Carbon Revolution or any other Claim) is the amount of the Reimbursement Fee and in no event will the aggregate liability of Carbon Revolution under or in connection with this deed and the BCA or any Claim exceed the amount of the Reimbursement Fee.

(b)
Despite anything to the contrary in this deed or the BCA, the maximum aggregate amount which the SPAC is required to pay in relation to this deed and the BCA (including as a result of any breach of this deed or the BCA by the SPAC or any other Claim) is the amount of the Reimbursement Fee and in no event will the aggregate liability of the SPAC under or in connection with this deed and the BCA or any Claim exceed the amount of the Reimbursement Fee.

11.9	Exclusive remedy

(a)
Where the Reimbursement Fee is paid to the SPAC under clause 11.2 (or would be payable if a demand was made), the SPAC cannot make any Claim (other than a claim for specific performance) against Carbon Revolution or the Carbon Revolution Indemnified Parties in relation to the event or occurrence referred to in clause 11.2.

(b)
Where the Reimbursement Fee is paid to Carbon Revolution under clause 11.3 (or would be payable if a demand was made), Carbon Revolution cannot make any Claim (other than a claim for specific performance) against the SPAC or the SPAC Indemnified Parties in relation to the event or occurrence referred to in clause 11.3.

12 Termination
11.10	No Reimbursement Fee if Scheme Effective

Despite anything to the contrary in this deed except clause 11.3(d), the Reimbursement Fee will not be payable by either party if the Scheme becomes Effective and if the Reimbursement Fee has already been paid it must be refunded by the recipient.

11.11	Claims under the Deed Poll

Nothing in this clause 11 or otherwise in this deed limits the liability of MergeCo in connection with a breach of the Deed Poll.

12	Termination

12.1	Termination for material breach

(a)	Carbon Revolution or the SPAC may terminate this deed by written notice to the other parties:

(1)	at any time before 8.00am on the Second Court Date, if:

(A)	the SPAC (in the case of a termination by Carbon Revolution); or

(B)	Carbon Revolution, MergeCo or Merger Sub (in the case of termination by the SPAC),

has materially breached this deed or the BCA , the party entitled to terminate has given written notice to the party in breach of this deed or the BCA setting out the relevant circumstances and stating an intention to terminate this deed, and the party in breach has failed to remedy the breach within 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given;

(2)
at any time before 8.00am on the Second Court Date if the Court or another Australian, United States or Irish Government Agency (including any other court) has taken any action permanently restraining or otherwise prohibiting or preventing the Transaction, or has refused to do anything necessary to permit the Transaction to be implemented by the End Date, and the action or refusal has become final and cannot be appealed or reviewed or the party, acting reasonably, believes that there is no realistic prospect of an appeal or review succeeding by the End Date;

(3)	in the circumstances set out in, and in accordance with, clause 3.4;

(4)	if the Effective Date for the Scheme has not occurred, or will not occur, on or before the End Date; or

(5)	if Carbon Revolution Shareholders have not agreed to the Scheme and Capital Reduction at the Scheme Meeting by the requisite majorities and notice is not given or sent under clause 3.4(d).

(b)	the SPAC may terminate this deed by written notice to Carbon Revolution and MergeCo at any time before 8.00am on the Second Court Date if:

(1)	there is a Carbon Revolution Prescribed Occurrence or Carbon Revolution Regulated Event;

12 Termination
(2)	any Carbon Revolution Board Member:

(A)	fails to recommend the Scheme and the Capital Reduction;

(B)	withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Scheme or their recommendation that Carbon Revolution Shareholders vote in favour of the Scheme; or

(C)
makes a public statement indicating that he or she no longer recommends the Transaction or recommends, supports or endorses another transaction (including any Competing Proposal but excluding a statement that no action should be taken by Carbon Revolution Shareholders pending assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4), other than where any Carbon Revolution Board Member is required or requested by a court or Government Agency to abstain or withdraw from making a recommendation that Carbon Revolution Shareholders vote in favour of the Scheme after the date of this deed; or

(3)
if in any circumstances (including, for the avoidance of doubt, where permitted by clause 10.4) Carbon Revolution enters into any legally binding agreement, arrangement or understanding giving effect to any actual, proposed or potential Competing Proposal.

(c)
Carbon Revolution may terminate this deed by written notice to the SPAC and MergeCo at any time before 8.00am on the Second Court Date if the Carbon Revolution Board or a majority of the Carbon Revolution Board has changed, withdrawn, modified or qualified its recommendation as permitted under clause 5.11 disregarding for these purposes any statement that no action should be taken by Carbon Revolution Shareholders pending assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4.

(d)	Carbon Revolution may terminate this deed by written notice to the SPAC and MergeCo:

(1)	if there is a SPAC Prescribed Occurrence;

(2)	anySPAC Board Member:

(A)	fails to recommend the Transaction or that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals in the manner described in clause 5.12;

(B)
withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Transaction or their recommendation that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals; or

(C)
makes a public statement to the effect that he or she no longer supports the Transaction or supporting, endorsing or recommending (including support by way of accepting or voting, or by way of stating an intention to accept or vote in respect of any SPAC Shares held by that SPAC Board Member (or in respect of which that SPAC Board Member controls the exercise of any voting rights attaching to the SPAC Shares)) a SPAC Competing Transaction (whether or not such proposal is stated to be subject to any pre-conditions),

12 Termination
other than where the SPAC Board is required or requested by a court or Government Agency to abstain or withdraw from making a recommendation that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals after the date of this deed;

(3)	if in any circumstances the SPAC enters into any legally binding agreement, arrangement or understanding giving effect to any actual, proposed or potential SPAC Competing Transaction; or

(4)
if by 8 March 2023 the SPAC has not obtained SPAC Shareholder approval to extend the deadline for completing a business combination (as set forth in its Amended and Restated Memorandum and Articles of Association, effective 3 March 2021) as necessary to at least 31 May 2023 or such other date as the parties reasonably agree, or if, following exercise by SPAC Shareholders of their Redemption Rights in accordance with the SPAC Memorandum and Articles of Association in connection with the approval of the SPAC Extension Proposal, the SPAC fails to continue to satisfy the continued listing standards of the NYSE, NYSE American or NASDAQ or would not continue to satisfy such continued listing standards until the Implementation Date, including the Continued Listing Criteria applicable to “Acquisition Companies” set forth in Section 802.01 of the NYSE Listed Company Manual.

12.2	Other termination events

(a)	This deed is terminable if agreed to in writing by the SPAC and Carbon Revolution.

(b)	This deed terminates automatically, with immediate effect, if the BCA has been terminated in accordance with its terms.

12.3	Effect of termination

If this deed is terminated by a party under clauses 3.4, 12.1 or 12.2:

(a)
each party will be released from its obligations under this deed, except that this clause 12.3, and clauses 1, 6.4 to 6.7, 7, 9, 11, 13, 14, 15 and 16 (except 16.9), will survive termination and remain in force;

(b)	each party will retain the rights it has or may have against the other parties in respect of any past breach of this deed; and

(c)
in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force and effect including any further obligations in respect of the Scheme.

12.4	Termination

Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other parties stating that it terminates this deed and the provision under which it is terminating this deed.

13 Duty, costs and expenses
12.5	No other termination

Neither party may terminate or rescind this deed except as permitted under clauses 3.4, 12.1 or 12.2.

13	Duty, costs and expenses

13.1	Stamp duty

MergeCo:

(a)	must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this deed or the Scheme or the steps to be taken under this deed or the Scheme; and

(b)	indemnifies Carbon Revolution against any liability arising from its failure to comply with clause 13.1(a).

13.2	Costs and expenses

Except as otherwise provided in this deed or the BCA, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.

14	GST

(a)	Any consideration or amount payable under this deed, including any non-monetary consideration (as reduced in accordance with clause if required) (Consideration) is exclusive of GST.

(b)	Unless stated otherwise, all monetary amounts specified in this deed are specified exclusive of GST.

(c)
If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(d)
The Additional Amount payable under clause 14(c) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(e)
If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 14(c):

(1)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as applicable;

(2)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

15 Notices
(3)
the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within seven days after receiving such notification, as applicable. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

(f)
Despite any other provision in this deed if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

(g)
Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(h)	Any term starting with a capital letter in this clause 14 that is not defined in this clause 14 has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

15	Notices

15.1	Form of Notice

A notice or other communication to a party under this deed (Notice) must be:

(a)	in writing and in English; and

(b)	addressed to that party in accordance with the details nominated below (or any alternative details nominated to the sending party by Notice):

Party	Address	Addressee	Email

Carbon evolution or MergeCo 75 Pigdons Road, Warn Ponds VIC 3126 Australia	David Nock, General Counsel and Company Secretary	David Nock	david.nock@carbonrev.com

with a copy to: Herbert Smith Freehills	Level 24, 80 Collins St, Melbourne VIC 3000	Michael Ziegelaar Alex Mackinnon	michael.ziegelaar@hsf.com alexander.mackinnon@hsf.com

15 Notices
Party	Address	Addressee	Email

SPAC	999 Vanderbilt Beach Road, Suite 200 Naples, FL 34108	William P Russell Jr; Sanjay Morey	wrussell@twinridgecapital.com; smorey@twinridgecapital.com

with a copy to: Kirkland & Ellis	601 Lexington Avenue New York, NY 10022 Kirkland & Ellis 609 Main St Houston, TX 77002	Peter Seligson Adam Larson Rami Totari	peter.segilson@kirkland.com; adam.larson@kirkland.com; rami.totari@kirkland.com

15.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received:

(c)	on a day that is not a Business Day, the Notice will instead be regarded as given and received at 9.00am on the next Business Day (or 8.00am if the next Business Day is the Second Court Date); or

(d)
outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then, other than in respect of any Notice given on, and prior to 8.00am on, the Second Court Date, the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By email to the nominated email address
The first to occur of:
1           the sender receiving an automated message confirming delivery; or
2           two hours after the time that the email was sent (as recorded on the device from which the email was sent)   provided that the sender does not, within the period, receive an automated message that the email has not been delivered.

16 General
15.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 15.2).

16	General

16.1	Governing law and jurisdiction

(a)	This deed is governed by the law in force in Victoria, Australia.

(b)
Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

16.2	Service of process

(a)
Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 15.

(b)
The SPAC irrevocably appoints Ashurst Australia (whose details are below) as its agent for the service of process in Australia in relation to any matter arising out of this deed. If Ashurst Australia ceases to be able to act as such or have an address in Australia, the SPAC agrees to appoint a new process agent in Australia and deliver to the other parties within 5 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. The SPAC must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

Process Agent details
Ashurst Australia
Level 16, 80 Collins Street, South Tower Melbourne VIC 3000 Australia
Tel +61 3 9679 3000
Fax +61 3 9679 3111
John.Brewster@ashurst.com / brooke.coghlan@ashurst.com

(c)
MergeCo irrevocably appoints Carbon Revolution as its agent for the service of process in Australia in relation to any matter arising out of this deed. If Carbon Revolution ceases to be able to act as such or have an address in Australia, MergeCo agrees to appoint a new process agent in Australia and deliver to the other parties within 5 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. MergeCo must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

16 General
16.3	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

16.4	Invalidity and enforceability

(a)
If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)
Clause 16.4(a) does not apply where enforcement of the provision of this deed in accordance with clause 16.4(a) would materially affect the nature or effect of the parties’ obligations under this deed.

16.5	Waiver

No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 16.5 are set out below.

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

16.6	Variation

A variation of any term of this deed must be in writing and signed by the parties.

16.7	Assignment of rights

(a)
A party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this deed without the prior written consent of the other parties or as expressly provided in this deed.

(b)	A breach of clause 16.7(a) by a party shall be deemed to be a material breach for the purposes of clause 12.1(a)(1).

(c)	Clause 16.7(b) does not affect the construction of any other part of this deed.

16 General
16.8	No third party beneficiary

This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed is intended to or shall confer on any other person, other than the SPAC Indemnified Parties and the Carbon Revolution Indemnified Parties, in each case to the extent set forth in clause 6 and clause 7, any third party beneficiary rights.

16.9	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

16.10	Entire agreement

This deed (including the documents in the Attachments to it), the BCA and the Confidentiality Agreement state all the express terms agreed by the parties in respect of their subject matter. They supersede all prior discussions, negotiations, understandings and agreements in respect of their subject matter.

16.11	Counterparts

(a)	This deed may be executed in any number of counterparts.

(b)	This deed is binding on the parties on the exchange of duly executed counterparts.

(c)
The parties agree that a copy of an original executed counterpart sent by email to the email address of the other parties specified in clause 15 instead of the original is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

16.12	Relationship of the parties

(a)	Nothing in this deed gives a party authority to bind any other party in any way.

(b)	Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

16.13	Remedies cumulative

Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with, and not exclusive of, the rights, powers and remedies provided by law independently of this deed.

16.14	Exercise of rights

(a)
Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b)
A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

Schedules

Table of contents

Definitions and interpretation	60

SPAC Representations and Warranties	88

Carbon Revolution Representations and Warranties	95

MergeCo Representations and Warranties	107

Part 1 - Carbon Revolution capital structure	109

Part 2 – MergeCo and Merger Sub capital structure	109

Schedule 1

Definitions and interpretation

1	Definitions

1.1	Definitions

Term	Meaning

Accounting Standards
the accounting standards required under the Corporations Act and the requirements of the Corporations Act about the preparation and contents of financial reports (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Institute of Chartered Accountants in Australia or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Institute of Chartered Accountants in Australia).

Adviser	any individual who is engaged to provide professional advice (including accounting, consulting, financial or legal advice).

ASIC	the Australian Securities and Investments Commission.

Associate
has the meaning set out in section 12 of the Corporations Act as if subsection 12(1) of the Corporations Act included a reference to this deed and the designated body was the body in this deed with reference to whom the associate reference was being interpreted.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

ATO Ruling
the class ruling sought by Carbon Revolution from the Commissioner of Taxation confirming the availability of scrip-for-scrip rollover relief under Subdivision 124-M of the Tax Act for eligible Scheme Shareholders in respect of the exchange of the Carbon Revolution Shares for MergeCo Shares pursuant to the Scheme.

Definitions and interpretation
Term	Meaning

Authorisations	any approval, licence, consent, authority or permit.

BCA	the Business Combination Agreement entered into between Carbon Revolution, MergeCo, Merger Sub and the SPAC on or about the date of this deed.

Bridge Financing
the issuance of equity, debt, convertible securities or any similar security by the Carbon Revolution Group and/or MergeCo or the entry by the Carbon Revolution Group and/or MergeCo into any other transaction or arrangement with the primary purpose of providing up to USD$30 million worth of funding to the Carbon Revolution Group between the date of this deed and the Implementation Date.

Business Day	a business day that is not a Saturday, Sunday or a public holiday or bank holiday in Victoria, Australia; Delaware, United States of America; or Dublin, Ireland.

Capital Reduction
the equal reduction of capital under section 256B of the Corporations Act, pursuant to which all Carbon Revolution Shares are to be cancelled in accordance with the terms of the Capital Reduction Resolution.

Capital Reduction Resolution	the resolution of Carbon Revolution Shareholders to approve the Capital Reduction.

Carbon Revolution Board	the board of directors of Carbon Revolution and a Carbon Revolution Board Member means any director of Carbon Revolution comprising part of the Carbon Revolution Board.

Carbon Revolution Group	Carbon Revolution and each of its Subsidiaries, and a reference to a Carbon Revolution Group Member or a member of the Carbon Revolution Group is to Carbon Revolution or any of its Subsidiaries.

Carbon Revolution Indemnified Parties	Carbon Revolution, its Subsidiaries and their respective directors, officers and employees.

Carbon Revolution Information
information regarding the Carbon Revolution Group prepared by Carbon Revolution for inclusion in the Scheme Booklet which for the avoidance of doubt comprises the entirety of the Scheme Booklet other than the SPAC Information, MergeCo Information, the Independent Expert’s Report, the Investigating Accountant’s Report or any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an external adviser to Carbon Revolution.

Definitions and interpretation
Term	Meaning

Carbon Revolution Locked-Up Persons
each of:
1          James Douglas;
2          Jacob Dingle;
3          Lucia Cade;
4          Dale McKee;
5          Mark Bernard;
6          David Nock;
7          Gerard Buckle;
8          Ashley Denmead;
9          Jo Markham;
10        Andrew Higginbotham;
11        Ron Collins;
12        Dave French;
13        Sam Casabene; and
14        Jesse Kalkman.

Carbon Revolution Locked-Up Shareholders	has the meaning given in clause 5.5(a).

Carbon Revolution Material Adverse Effect
any event, change, condition matter, circumstance or thing occurring before, on or after the date of this deed which has, or would be reasonably likely to have, either individually or in aggregate with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be reasonably likely to have an adverse effect on the consolidated net assets of the Carbon Revolution Group (taken as a whole and compared to what they would have been absent the event, change, condition, matter, circumstance or thing) of at least $20 million.

Carbon Revolution Nominees	each Carbon Revolution Board Member, each of whom has been nominated by Carbon Revolution for appointment to the MergeCo Board for the purposes of clause 5.10.

Definitions and interpretation
Term	Meaning

Carbon Revolution Prescribed Occurrence
other than as:
1     required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;
2     Fairly Disclosed in the Disclosure Materials; or
3     agreed to in writing by the SPAC,
4     required by any applicable law, regulation or contract disclosed in the Disclosure Materials; or
5     Fairly Disclosed by Carbon Revolution in an announcement made by Carbon Revolution to ASX in the one year period prior to the date of this deed, the occurrence of any of the following:
6     Carbon Revolution converting all or any of its shares into a larger or smaller number of shares;
7     a Carbon Revolution Group Member resolving to reduce its share capital in any way;
8     a Carbon Revolution Group Member:
  •      entering into a buy-back agreement; or
  •      resolving to approve the terms of a buy-back agreement under the Corporations Act;
9     a member of the Carbon Revolution Group issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such an option or performance right, other than:
  •      in connection with the Bridge Financing;
         •      to a directly or indirectly wholly-owned Subsidiary of Carbon Revolution for the purposes of implementing the Transaction;
  •      on vesting or exercise of, or in respect of, a Carbon Revolution Performance Right;
•      to any director or employee in accordance with existing arrangements or in the ordinary course (which existing arrangements or ordinary course remuneration cycle has been Fairly Disclosed in the Disclosure Materials);
10   a member of the Carbon Revolution Group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;
11   a member of the Carbon Revolution Group granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property (whether by way of a single transaction or a series of related transactions), other than in connection with existing facilities (or the refinancing of existing facilities), a lien which arises by operation of law or legislation securing an obligation that is not yet due, in connection with the Bridge Financing or in the ordinary course of business; or

Definitions and interpretation
Term	Meaning

12   an Insolvency Event occurs in relation to a Carbon Revolution Group Member; or
13   a Carbon Revolution Group Member directly or indirectly authorises, commits or agrees to take any of the actions referred to in paragraphs 6 to 12 above.

Carbon Revolution Registry	Link Market Service Limited ACN 083 214 537.

Carbon Revolution Regulated Event
other than as:
1     required or permitted by clause 5.6(b) or any other provision of this deed, the Scheme or the transactions contemplated by either;
2     Fairly Disclosed in the Disclosure Materials;
3     agreed to in writing by the SPAC;
4     required by any applicable law, regulation, contract disclosed in the Disclosure Materials or by a Government Agency;
5     Fairly Disclosed by Carbon Revolution in an announcement made by Carbon Revolution to ASX in the one year period prior to the date of this deed; or
6     in the ordinary course of business,
the occurrence of any of the following:
7     acquisitions and disposals: a member of the Carbon Revolution Group acquiring, leasing or disposing of any business, assets, entity or undertaking, whether in one or a number of transactions, where the amounts or the value involved, or reasonably expected to be involved, in such transaction or transactions exceeds US$5 million (individually or in aggregate);
8     capex: any member of the Carbon Revolution Group incurring, or committing to incur, in aggregate, capital expenditure which is, or is reasonably expected to be, in excess of US$5 million (other than any capital expenditure which has been Fairly Disclosed in the Disclosure Materials) or which has been committed under a contract entered into prior to the date of this deed;
9     disputes: a member of the Carbon Revolution Group:
•      waiving any material third party default where the financial impact on the Carbon Revolution Group will be in excess of US$2.5 million (individually or in aggregate); or
•      accepting as a compromise of a matter less than the full compensation due to a member of the Carbon Revolution Group where the financial impact of the compromise on the Carbon Revolution Group is more than US$2.5 million (individually or in aggregate),

Definitions and interpretation
Term	Meaning

other than as claimant in respect of the collection of trade debts arising in the ordinary course of the Carbon Revolution Group’s business;
10   Financial Indebtedness: a member of the Carbon Revolution Group incurring any additional, increasing any existing or issuing any additional Financial Indebtedness other than the increased utilisation of, draw down under or refinancing of existing facilities or in connection with the Bridge Financing or where any additional Financial Indebtedness is less than US$2 million;
11   financial accommodation: a member of the Carbon Revolution Group providing financial accommodation other than to members of the Carbon Revolution Group (irrespective of what form of Financial Indebtedness that accommodation takes);
12   accounting: a member of the Carbon Revolution Group changing any accounting method, practice or principle used by it, other than as a result of changes in generally accepted accounting standards or principles or the interpretation of any of them;
13   employees: a member of the Carbon Revolution Group

•      entering into any new employment agreement, or terminating any employment agreement, with an individual in respect of which the aggregate annual non-discretionary compensation is greater than A$500,000, except pursuant to contractual arrangements or Carbon Revolution’s policies and guidelines in effect on the date of this deed (to the extent such arrangements, policies and guidelines are Fairly Disclosed in the Disclosure Materials);
•      paying any bonus to, or increasing the compensation of, any officer or employee of any Carbon Revolution Group Member except where it is consistent with past practice and industry practice or pursuant to contractual arrangements or Carbon Revolution’s policies and guidelines in effect on the date of this deed (to the extent such arrangements, policies and guidelines are Fairly Disclosed in the Disclosure Materials)) (Relevant Bonuses and Increases), where the aggregate value of all such Relevant Bonuses and Increases exceeds US$1 million per annum;
•      granting to any officer or employee of any Carbon Revolution Group Member any severance, termination or retention pay or superannuation entitlements (or increasing any such existing entitlements) except pursuant to contractual arrangements on Carbon Revolution’s policies and guidelines in effect on the date of this deed (to the extent such arrangements, policies and guidelines are Fairly Disclosed in the Disclosure Materials), or required by law or the terms of an award or enterprise bargaining agreement or Australian workplace agreement (or an equivalent or similar agreement or arrangement in any other jurisdiction); or
•      establishing, adopting, entering into or amending in any material respect any enterprise bargaining agreement of any Carbon Revolution Group Member or relating to the officers or employees of any Carbon Revolution Group Member;

Definitions and interpretation
Term	Meaning

14   new lines of business: a member of the Carbon Revolution Group commencing business activities not already carried out as at the date of this deed, whether by way of acquisition or otherwise;
15   tax elections: a member of the Carbon Revolution Group makes, changes or revokes any material Tax election or settles or compromises any material liability relating to a Tax dispute, files any amendment to a material Tax Return, enters into any Tax sharing, indemnification, allocation or similar agreement or arrangement, or consents to any extension or waiver of the limitation period applicable to or relating to any Tax audit, dispute, litigation or other proceeding;
16   related party transactions: a member of the Carbon Revolution Group entering into, or resolving to enter into, a transaction with any related party of Carbon Revolution (other than a related party which is a member of the Carbon Revolution Group), as defined in section 228 of the Corporations Act (excluding any transaction involving paying amounts or conferring benefits to directors of Carbon Revolution in accordance with their employment or engagement terms or their statutory or other entitlements); or
17   advisor arrangements: a member of the Carbon Revolution Group amending in any respect which is materially adverse to Carbon Revolution any arrangement with its Financial Adviser, or entering into arrangements with a new Financial Adviser, in respect of the Transaction, provided that where any paragraph in this definition refers to a dollar amount, that amount will be increased if the parties agree, for the purposes of clause 5.1, to an Implementation Date that is later than the Implementation Date set out in the Timetable, according to the formula A=N*B/C, where:
A = the increased dollar amount;
N = the dollar amount set out in the relevant paragraph above;
B = the number of days from the date of this deed to the revised Implementation Date; and
C = the number of days from the date of this deed to the original Implementation Date.

Carbon Revolution Representations and Warranties	the representations and warranties of Carbon Revolution set out in Schedule 3, as each is qualified by clause 6.4.

Carbon Revolution Share	a fully paid ordinary share in the capital of Carbon Revolution.

Definitions and interpretation
Term	Meaning

Carbon Revolution Share Register	the register of members of Carbon Revolution maintained in accordance with the Corporations Act.

Carbon Revolution Shareholder	each person who is registered as the holder of a Carbon Revolution Share in the Carbon Revolution Share Register.

CEF Agreement
The agreement between SPAC and YA II PN, LTD dated on or about the date of this deed pursuant to which YA II PN, LTD has agreed to provide a committed equity facility in an aggregate amount of up to $60 million. In the event that the CEF Agreement is terminated by either party, SPAC may enter into a definitive document with a different investor, pursuant to which such investor will agree to provide a committed equity facility in an aggregate amount of $60 million, provided that any such agreement with is on terms no less favourable to MergeCo than the CEF Agreement between the SPAC and YA II PN, LTD, and such definitive document will be the CEF Agreement within this deed

Claim
any claim, demand, legal proceedings or cause of action (including any claim, demand, legal proceedings or cause of action:
1     based in contract, including breach of warranty;
2     based in tort, including misrepresentation or negligence;
3     under common law or equity; or
4     under statute, including the Australian Consumer Law (being Schedule 2 of the Competition and Consumer Act 2010 (Cth) (CCA)) or Part VI of the CCA, or like provision in any state or territory legislation), in any way relating to this deed or the Transaction, and includes a claim, demand, legal proceedings or cause of action arising under an indemnity in this deed.

Closing	has the meaning given to that term in the BCA.

Competing Proposal
any proposal, offer, agreement, arrangement or transaction (or expression of interest therefor), which, if entered into or completed, would result in a Third Party (either alone or together with any Associate):
1     directly or indirectly acquiring a Relevant Interest in, or have a right to acquire, a legal, beneficial or economic interest in (including a cash settled equity or similar derivative), or control of 20% or more of the Carbon Revolution Shares or of the share capital of any Subsidiary of Carbon Revolution;
2     acquiring Control of Carbon Revolution or any Subsidiary of Carbon Revolution;

Definitions and interpretation
Term	Meaning

3     directly or indirectly acquiring or becoming the holder of, or otherwise acquiring or having a right to acquire, a legal, beneficial or economic interest in, or control of, all or a substantial part of Carbon Revolution’s business or assets or the business or assets of the Carbon Revolution Group;
4     otherwise directly or indirectly acquiring or merging, or being involved in an amalgamation or reconstruction (as those terms are used in s 413(1) of the Corporations Act), with Carbon Revolution or a Subsidiary of Carbon Revolution; or
5     requiring Carbon Revolution to abandon, or otherwise fail to proceed with, the Transaction, whether by way of takeover bid, members’ or creditors’ scheme of arrangement, reverse takeover, shareholder approved acquisition, capital reduction, buy back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement, recapitalisation, refinancing or other transaction or arrangement, other than where such proposal, offer, agreement, arrangement or transaction (or expression of interest therefor) arises in connection with any Bridge Financing.
For the avoidance of doubt, each successive material modification or variation of any proposal, agreement, arrangement or transaction in relation to a Competing Proposal will constitute a new Competing Proposal.

Condition Precedent	each of the conditions set out in clause 3.1.

Confidentiality Agreement	the confidentiality agreement between the SPAC and Carbon Revolution dated 28 October 2022.

Consultation Notice	has the meaning given in clause 3.4(a).

Control	has the meaning given in section 50AA of the Corporations Act.

Corporations Act	the Corporations Act 2001 (Cth), as modified or varied by ASIC.

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by the SPAC and Carbon Revolution.

Definitions and interpretation
Term	Meaning

Covid-19	SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof (including any subsequent waves or outbreaks thereof).

Covid-19 Measures
any quarantine, “shelter in place”, “stay at home”, lockdown, workforce reduction, social distancing, shutdown, closure, sequester, safety or similar laws, rules, regulations, directives, guidelines or recommendations promulgated by any Government Agency in connection with or in response to COVID-19.

Data Room	the online data room established by Carbon Revolution which is accessed at https://dataroom.ansarada.com/_mvc/d3gj92f0h12%7C107964/5620338/spa/workflow/view.

Deed Poll
a deed poll to be entered into by MergeCo substantially in the form of Attachment 3 under which MergeCo covenants in favour of the Scheme Shareholders to perform the obligations attributed to MergeCo under the Scheme.

Director Carbon Revolution Share
any Carbon Revolution Share:
1     held by or on behalf of a Carbon Revolution Board Member; or
2     listed as an indirect interest in the latest Appendix 3X or Appendix 3Y lodged by Carbon Revolution with ASX in respect of each Carbon Revolution Board Member.

Definitions and interpretation
Term	Meaning

Disclosure Letter	Carbon Revolution’s disclosure letter to the SPAC, delivered in connection with this deed and dated on the date of this deed.

Disclosure Materials
1     the documents and information contained in the Data Room made available by Carbon Revolution to the SPAC and its Related Persons prior to 6.00pm on the day that is one day prior to the date of this deed;
2     written responses from Carbon Revolution and its Related Persons to requests for further information made by the SPAC and its Related Persons via the Data Room prior to 6.00pm on the day that is one day prior to the date of this deed;
3     any other written information made available by Carbon Revolution or its Related Persons to the SPAC or its Related Persons prior to execution of this deed which is agreed by or on behalf of Carbon Revolution and the SPAC in writing to form part of the Disclosure Materials; and
4     the Disclosure Letter.

Duty
any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax

Effective
when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date	the date on which the Scheme becomes Effective.

End Date	1 the date that is 9 months after the date of this deed; or 2 such other date as agreed in writing by the parties.

Equity Incentive
a right, option or share existing at the date of this deed, whether issued under an employee incentive plan or otherwise and whether vested or unvested, which confers on the holder a right to acquire or hold (on a restricted or unrestricted basis) a Carbon Revolution Share.

Exchange Act	the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

Definitions and interpretation
Term	Meaning

Exclusivity Period	the period from and including the date of this deed to the earliest of: 1 the date of termination of this deed; 2 the End Date; and 3 the Effective Date.

Fairly Disclosed
disclosed to a sufficient extent, and with sufficient detail and context, so as to enable a reasonable and sophisticated recipient of the relevant information who is experienced in transactions similar to the Scheme to identify the nature, scope and potential impact of the relevant fact, matter, circumstance or event (including, in each case, that the potential financial effect of the relevant fact, matter, circumstance or event was reasonably ascertainable from the information disclosed).

Financial Adviser	any financial adviser retained by a party in relation to the Transaction from time to time.

Financial Indebtedness
any debt or other monetary liability (whether actual or contingent) in respect of monies borrowed or raised or any financial accommodation including under or in respect of any:
1     bill, bond, debenture, note or similar instrument;
2     acceptance, endorsement or discounting arrangement;
3     guarantee;
4     finance or capital lease;
5     agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service; or
6     obligation to deliver goods or provide services paid for in advance by any financier.

First Court Date
the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

Definitions and interpretation
Term	Meaning

GAAP	generally accepted accounting principles as in effect in the United States from time to time.

Government Agency
any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity (including any stock or other securities exchange), or any minister of the Crown in right of the Commonwealth of Australia or any State, and any other federal, state, provincial, or local government, whether foreign or Australian.

GST	goods and services tax or similar value added tax levied or imposed in Australian under the GST Law or otherwise on a supply.

GST Law	has the same meaning as “GST Law” in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

IFRS	international financial reporting standards, as adopted by the International Accounting Standards Board.

Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.

Independent Expert	the independent expert in respect of the Scheme and the Capital Reduction appointed by Carbon Revolution.

Independent Expert’s Report
the report to be issued by the Independent Expert in connection with the Scheme and the Capital Reduction, such report to be included in or to accompany the Scheme Booklet and the Capital Reduction, and including any subsequent, updated or supplementary report, setting out the Independent Expert’s opinion whether or not the Scheme and Capital Reduction are in the best interest of Carbon Revolution Shareholders and the reasons for holding that opinion.

Input Tax Credit	has the meaning given by the GST Law.

Insolvency Event	in relation to an entity: 1 the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;

Definitions and interpretation
Term	Meaning

2     a Controller (as defined in the Corporations Act, except that in respect of the SPAC, MergeCo and Merger Sub, with references to ‘security interest’ within that definition deemed to be references to Security Interest), liquidator, provisional liquidator, administrator, examiner, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;
3     the holder of a Security Interest or any agent on its behalf, appointing a Controller or taking possession of any of the person’s property (including seizing the person’s property within the meaning of section 123 of the PPSA) or otherwise enforcing or exercising any rights under the Security Interest or Chapter 4 of the PPSA;
4     an application is made to a court, a meeting is convened or a resolution is passed for the entity to be wound up or dissolved or for the appointment of a Controller (as defined in the Corporations Act, except that in respect of the SPAC, MergeCo and Merger Sub, with references to ‘security interest’ within that definition deemed to be references to Security Interest)), liquidator, provisional liquidator, administrator or examiner to the entity of any of its assets;
5     other than the Scheme, the entity taking any step toward entering into, executing, or resolving to enter into or execute, a scheme of arrangement, a deed of company arrangement or other compromise or arrangement with, or assignment for the benefit of, any of its members or creditors;
6     the entity ceases, or threatens to cease to, carry on substantially all the business conducted by it as at the date of this deed;
7     the entity suspends payment of its debts, ceases (or threatening to cease) to carry on all or a material part of its business, states that it is unable to pay its debts when they fall due, is or becomes unable to pay its debts when they fall due;
8     a court or other authority enforcing any judgment or order against the entity for the payment of money or the recovery of any property; or
9     the entity being deregistered as a company or otherwise dissolved (whether pursuant to Chapter 5A of the Corporations Act or otherwise); or
10   any other like event, matter or circumstance occurring in relation to an entity in another jurisdiction or which has a substantially similar effect.

Intended Tax Treatment	has the meaning ascribed to “Intended Tax Treatment” in the BCA.

Investigating Accountant	the investigating accountant in respect of the financial information included in the Scheme Booklet appointed by Carbon Revolution.

Definitions and interpretation
Term	Meaning

Investigating Accountant’s Report	the report to be issued by the Investigating Accountant in relation to the financial information included in the Scheme Booklet, with such report to be included in the Scheme Booklet.

Listing Rules	the official listing rules of: • ASX; • Nasdaq; or • NYSE, as the context requires.

Material Contracts	each of the contracts listed in the document titled ‘Material Contracts List’ circulated to the SPAC and Carbon Revolution on exchange of this deed.

MergeCo Board	the board of directors of MergeCo.

MergeCo Indemnified Parties	MergeCo, and its directors, officers and employees.

MergeCo Information
information regarding MergeCo provided by MergeCo to Carbon Revolution in writing for inclusion in the Scheme Booklet being:
1     information about MergeCo, MergeCo’s interests and dealings in Carbon Revolution Shares, MergeCo’s intentions for Carbon Revolution and Carbon Revolution’s employees, and funding for the Scheme; and

2     any other information required under the Corporations Act, Corporations Regulations or RG 60 to enable the Scheme Booklet to be prepared that the parties agree is ‘MergeCo Information’ and that is identified in the Scheme Booklet as such.
For the avoidance of doubt, the MergeCo Information excludes the Carbon Revolution Information, SPAC Information and the Independent Expert’s Report and any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an external adviser to Carbon Revolution.

MergeCo Prescribed Occurrence
other than as:
1     required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;

2     agreed to in writing by the SPAC (acting promptly and reasonably),

Definitions and interpretation
Term	Meaning

3     required by any applicable law, regulation, contract; or
the occurrence of any of the following:
4     MergeCo or any Subsidiary of MergeCo converting all or any of its shares into a larger or smaller number of shares;
5     MergeCo or any Subsidiary of MergeCo resolving to reduce its share capital in any way;
6     MergeCo or any Subsidiary of MergeCo:
–     entering into a buy-back agreement; or
–     resolving to approve the terms of a buy-back agreement or other share repurchased under the Companies Act 2014;
7     MergeCo or any Subsidiary of MergeCo issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such an option or performance right (other than in in connection with the Bridge Financing or the issue of any such shares or securities by a Subsidiary of MergeCo to MergeCo or to any other directly or indirectly wholly-owned Subsidiary of MergeCo); or
8     an Insolvency Event occurs in relation to MergeCo or a Subsidiary of MergeCo.

MergeCo Registration Statement
the registration statement on Form F-4 (or another applicable form if agreed by the parties) to be filed by MergeCo in connection with the registration under the Securities Act of the MergeCo Shares to be issued in connection with the Scheme containing the SPAC Proxy Statement.

MergeCo Registration Statement Effective Date	the date on which the SEC declares the MergeCo Registration Statement effective.

MergeCo Representations and Warranties	the representations and warranties of MergeCo set out in Schedule 4 or in the BCA.

MergeCo Shares	fully paid ordinary shares in the capital of MergeCo.

MergeCo Warrants	one warrant to acquire one (1) MergeCo Share at an exercise price of $11.50 per share

Merger	the merger between the SPAC and Merger Sub, as more fully described in the BCA.

Definitions and interpretation
Term	Meaning

Merger Sub	Poppettell Merger Sub

Merger Sub Shares	fully paid ordinary shares in the capital of Merger Sub.

Nasdaq	the Nasdaq Stock Market, LLC .

Notice	has the meaning given in clause 15.

NYSE	the New York Stock Exchange.

PCAOB	Public Company Accounting Oversight Board.

Performance Rights
rights granted over Carbon Revolution Shares under Carbon Revolution’s short term incentives plan, long term incentives plan and employee rights plan, which, as at the date of this deed, comprises 1,381,551 performance rights.

PPSA Security Interest	means a security interest as defined in the Personal Property Securities Act 2009 (Cth).

Redemption Rights	rights of redemption provided for in Section 49 of the SPAC Memorandum and Articles of Association.

Registered Address	in relation to a Carbon Revolution Shareholder, the address shown in the Carbon Revolution Share Register as at the Scheme Record Date.

Registration Rights Agreement
that certain registration rights agreement, to be entered into on Closing, by:
1     MergeCo;
2     Twin Ridge Capital Sponsor, LLC;
3     Twin Ridge Capital Sponsor Subsidiary Holdings LLC;
4     DDGN Advisors LLC;
5     Allison Burns;
6     Paul Henrys;
7     Gary Polnick; and
8     the Carbon Revolution signatories.

Definitions and interpretation
Term	Meaning

Regulator’s Draft	the draft of the Scheme Booklet in a form which is provided to ASIC for approval pursuant to subsection 411(2) of the Corporations Act.

Regulatory Approval	a clearance, waiver, ruling, approval, relief, confirmation, exemption, consent or declaration set out in clause 3.2(f).

Reimbursement Fee	USD$2 million (inclusive of any GST).

Related Bodies Corporate	has the meaning set out in section 50 of the Corporations Act.

Related Person
in respect of a person, including each party or its Related Bodies Corporate:
1     a director, officer, employee of that person;
2     an Adviser of that person (and each director, officer, employee or contractor of that Adviser);
3     an agent or representative of that person;
4     a Related Body Corporate of that person; and
5     with respect to the SPAC, Twin Ridge Capital Sponsor, LLC.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.

RG 60	Regulatory Guide 60 issued by ASIC in September 2020.

Sarbanes-Oxley Act	the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations thereunder.

Scheme
the scheme of arrangement under Part 5.1 of the Corporations Act between Carbon Revolution and the Scheme Shareholders, the form of which is attached as Attachment 2, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by the SPAC and Carbon Revolution.

Scheme Booklet
the scheme booklet to be prepared by Carbon Revolution in respect of the Transaction in accordance with the terms of this deed (including clause 5.2(a)) to be despatched to the Carbon Revolution Shareholders and which must include or be accompanied by:

Definitions and interpretation
Term	Meaning

1     a copy of the Scheme;
2     an explanatory statement complying with the requirements of the Corporations Act, the Corporations Regulations and RG 60;
3     the Independent Expert’s Report;
4     the Investigating Accountant’s Report;
5     a copy or summary of this deed;
6     a copy or summary of the executed Deed Poll;
7     a notice of meeting; and
8     a proxy form.

Scheme Consideration	has the meaning given in the Scheme.

Scheme Meeting
the meeting of Carbon Revolution Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	7.00pm on the third Business Day after the Effective Date or such other time and date as the parties agree in writing.

Scheme Shareholder	a holder of Carbon Revolution Shares recorded in the Carbon Revolution Share Register as at the Scheme Record Date.

Scheme Shares	all Carbon Revolution Shares held by the Scheme Shareholders as at the Scheme Record Date.

SEC	United States Securities and Exchange Commission.

Second Court Date
the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Securities Act	the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

Definitions and interpretation
Term	Meaning

Security Interest
1     any legal or equitable interest or power created, arising in or reserved in or over an interest in any property or asset;
2     any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement);
3     any thing or preferential interest or arrangement of any kind giving a person priority or preference over claims or other persons with respect to any property or asset;
4     a PPSA Security Interest; or
5     any agreement or arrangement (whether legally binding or not) to grant or create anything referred to in paragraph 1, 2 or 3 above.

SPAC Board	the board of directors of the SPAC and a SPAC Board Member means any director of the SPAC comprising part of the SPAC Board.

SPAC Class A Ordinary Shares	the Class A ordinary shares of the SPAC, par value USD$0.0001 per share.

SPAC Class B Ordinary Shares	the Class B ordinary shares of the SPAC, par value USD$0.0001 per share.

SPAC Competing Transaction
1     any sale of any material assets of SPAC or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving the SPAC or any of SPAC’s Subsidiaries; or
2     any transaction or series of related transactions under which the SPAC or any of its affiliates, directly or indirectly, (1) acquires or otherwise purchases any other person, (2) engages in a business combination with any other person or (3) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person (in the case of each of (1), (2) and (3), whether by merger, consolidation, recapitalisation, purchase or issuance of equity or debt securities, tender offer or otherwise).

SPAC Counterproposal	has the meaning given to it in clause 10.4(b).

SPAC Extension Proposal	the approval of the following proposals at a meeting of the SPAC Shareholders convened for considering the following proposals:

Definitions and interpretation
Term	Meaning

1     the extension of the SPAC’s business combination deadline (as set forth in its Amended and Restated Memorandum and Articles of Association, effective 3 March 2021) to a date not earlier than 31 May 2023, or such other date as the parties reasonably agree; and
2     the adjournment of such meeting of SPAC Shareholders (i) to solicit additional proxies for the purpose of obtaining approval of the SPAC Extension Proposals, or (ii) for the absence of a quorum.

SPAC Group	the SPAC.

SPAC Indemnified Parties	SPAC, and its directors, officers and employees.

SPAC Information
information regarding the SPAC provided by the SPAC to Carbon Revolution in writing for inclusion in the Scheme Booklet being:
1     information about the SPAC; and
2     any other information required under the Corporations Act, Corporations Regulations or RG 60 to enable the Scheme Booklet to be prepared that the parties agree is ‘SPAC Information’ and that is identified in the Scheme Booklet as such.
For the avoidance of doubt, the SPAC Information excludes the Carbon Revolution Information, the Independent Expert’s Report, Investigating Accountant’s Report and any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an Adviser to Carbon Revolution.

SPAC Locked-Up Persons	1 holders of SPAC Class B Ordinary Shares; 2 Twin Ridge Capital Sponsor, LLC, including any of its members; and 3 Twin Ridge Capital Sponsor Subsidiary Holdings, including any of its members.

SPAC Memorandum and Articles of Association	has the meaning given in the BCA.

SPAC Prescribed Occurrence	other than as: 1 required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;

Definitions and interpretation
Term	Meaning

2     agreed to in writing by Carbon Revolution;
3     required by any applicable law, regulation, contract; or
4     Fairly Disclosed by the SPAC to NYSE, or a publicly available document lodged by it with the SEC, prior to the date of this deed or which would be disclosed in a search of the SEC records or NYSE announcements in relation to the SPAC or a Subsidiary of the SPAC (as relevant), prior to the date of this deed, the occurrence of any of the following:
5     the SPAC converting all or any of its shares into a larger or smaller number of shares;
6     the SPAC or any Subsidiary of the SPAC resolving to reduce its share capital in any way;
7     the SPAC or any Subsidiary of the SPAC:
•      entering into a buy-back agreement; or
•      resolving to approve the terms of a buy-back agreement;
8     the SPAC or any Subsidiary of the SPAC issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such an option or performance right, other than:
•      to a directly or indirectly wholly-owned Subsidiary of the SPAC;
•      to any director or employee in accordance with existing arrangements or in the ordinary course (which existing arrangements or ordinary course remuneration cycle has been Fairly Disclosed by the SPAC to NYSE);
9     the SPAC or a Subsidiary of the SPAC disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;
10   the SPAC or a Subsidiary of the SPAC granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property other than a lien which arises by operation of law or legislation securing an obligation that is not yet due; or
11   the SPAC or a Subsidiary of the SPAC is the subject of any: bankruptcy, dissolution, liquidation or reorganisation.

SPAC Proposals
the approval of the following proposals at the SPAC Shareholders Meeting:
1     the BCA, Scheme and the Merger;
2     the adjournment of the SPAC Shareholders Meeting pursuant to clause 5.3(p) of this deed;
3     any other proposals the parties deem necessary to give effect to the Scheme, Merger, BCA, this deed or other transactions contemplated by the BCA or this deed, or as required by the SEC, NYSE or applicable laws and regulations.

Definitions and interpretation
Term	Meaning

SPAC Proxy Statement	the proxy statement to be sent to SPAC Shareholders for the purposes of obtaining their approval of the SPAC Proposals.

SPAC Representations and Warranties	the representations and warranties of the SPAC set out in Schedule 2.

SPAC Shareholders	the holders of shares in the SPAC.

SPAC Shareholders’ Meeting	the meeting of SPAC Shareholders convened for the purposes of considering the SPAC Proposals.

SPAC Superior Transaction
a bona fide SPAC Competing Transaction not resulting from a breach by the SPAC of any of its obligations under clause 10 of this deed (it being understood that any actions by the Related Persons of the SPAC not permitted by clause 10 will be deemed to be a breach by the SPAC for the purposes hereof), that the SPAC Board acting in good faith, and after receiving written legal advice from its external legal advisers who specialise in corporate law and written advice from its Financial Adviser determines:
1     is reasonably capable of being valued and completed in accordance with its terms in a reasonable timeframe (taking into account all aspects of the SPAC Competing Transaction, including its conditions); and
2     would, if completed in accordance with its terms, provide a superior outcome for SPAC Shareholders (as a whole) than the Transaction.

SPAC Units	units consisting of one SPAC Class A Ordinary Share and one-third of one SPAC Warrant.

SPAC Warrants	warrants to purchase one SPAC Class A Ordinary Share at an exercise price of USD$11.50.

SPAC Working Capital Loans
Financial Indebtedness incurred by SPAC in order to finance working capital needs, which Financial Indebtedness permits or allows all or any portion of such Financial Indebtedness to be converted into the number of SPAC Warrants not to exceed USD $1,500,000 (with such SPAC Warrants issued at USD $1.50 per SPAC Warrant and at an exercise price of USD $11.50 per SPAC Warrant), or which may be otherwise repaid in cash.

Definitions and interpretation
Term	Meaning

Specified Individual	1 Jake Dingle; 2 Gerard Buckle 3 David Nock 4 Nick Batchelor.

Sponsor Nominees	has the meaning given in clause 5.3(m).

Staff	the staff of the SEC.

Standard Tax Condition
any tax-related conditions which are in the form, or substantially in the form, of those set out in under the ‘Standard tax conditions’ heading in section D of FIRB Guidance Note 12 on ‘Tax Conditions’ (in the form released on 9 July 2021).

Statement	the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021.

Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act.

Superior Proposal
a bona fide Competing Proposal not resulting from a breach by Carbon Revolution of any of its obligations under clause 10 of this deed (it being understood that any actions by the Related Persons of Carbon Revolution not permitted by clause 10 will be deemed to be a breach by Carbon Revolution for the purposes hereof), that the Carbon Revolution Board acting in good faith, and after receiving written legal advice from its external Australian legal advisers who specialise in corporate law and written advice from its Financial Adviser determines:
1     is reasonably capable of being valued and completed in accordance with its terms in a reasonable timeframe (taking into account all aspects of the Competing Proposal, including its conditions); and
2     would, if completed in accordance with its terms, provide a superior outcome for Carbon Revolution Shareholders (as a whole) than the Transaction (or any counterproposal from the SPAC made under clause 10.4), taking into account all aspects of the Competing Proposal, including the identity, reputation and financial condition of the proponent making such Competing Proposal, relevant legal, regulatory and financial matters (including the price and /or value placed upon Carbon Revolution Shares by the Competing Proposal) and the expected timing for the implementation of such Competing Proposal.

Definitions and interpretation
Term	Meaning

Supply	has the meaning given in the GST Law.

Takeovers Panel	the Australian Takeovers Panel.

Tax
(a) any and all U.S., Australian and other non-U.S. federal, state, local, provincial and other taxes, levies, duties, withholdings, assessments, fees or other charges in the nature of taxes, imposed, administered, or collected by any Government Agency, including wage taxes, income taxes, corporate taxes, capital gains taxes, franchise taxes, sales taxes, use taxes, payroll taxes, employment taxes, withholding taxes, value added taxes, gross receipts taxes, turnover taxes, environmental taxes, car taxes, energy taxes, customs and other import or export duties, escheat or unclaimed property obligations, transfer taxes or duties, property taxes, capital taxes, or duties, social security or other similar contributions, together with all related interest, fines, penalties, costs, charges and surcharges, whether disputed or not, (b) any liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

Tax Act	the Income Tax Assessment Act 1997 (Cth).

Tax Law	any law relating to Tax or Duty.

Tax Return
means any return, report, statement, refund claim, election, declaration, information report, estimate or other document filed or required to be filed with a Government Agency with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

Third Party	a person other than MergeCo or the SPAC or either of their Related Bodies Corporate or other Associates.

Timetable	the indicative timetable for the implementation of the Transaction set out in the document titled ‘Leopard Timetable’ circulated to the SPAC and Carbon Revolution on exchange of this deed.

Transaction
the:
1     cancellation of the Scheme Shares pursuant to the Capital Reduction, issue of the Scheme Consideration by MergeCo and issue of one Carbon Revolution Share to MergeCo through implementation of the Scheme in accordance with the terms of this deed; and
2     the Merger.

Definitions and interpretation
Term	Meaning

Transaction Documents	each of the: 1 Insider Lock-up Agreements and Outside Lock-Up Agreements; 2 Registration Rights Agreement; and 3 BCA.

Trust Agreement	the Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the SPAC dated March 8, 2021.

Trust Fund	means the trust account maintained pursuant to the Trust Agreement.

2	Interpretation

2.1	Interpretation

In this deed:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this deed;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(e)	a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;

(f)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this deed;

(g)
a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)	a reference to a document (including this deed) includes all amendments or supplements to, or replacements or novations of, that document;

Definitions and interpretation
(i)	a reference to ‘$’, ‘A$’ or ‘dollar’ is to the lawful currency of Australia;

(j)	a reference to any time is, unless otherwise indicated, a reference to that time in Melbourne, Australia;

(k)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1 of this Schedule 1, has the same meaning when used in this deed;

(l)	a reference to a party to a document includes that party’s successors and permitted assignees;

(m)	no provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision;

(n)
any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o)	a reference to a body (including an institute, association or authority), other than a party to this deed, whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

 is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(p)	a reference to an agreement other than this deed includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(q)
a reference to liquidation or insolvency includes appointment of an administrator, a reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, bankruptcy, or a scheme, compromise or arrangement with creditors (other than solely with holders of securities or derivatives), or any similar procedure or, where applicable, changes in the constitution of any partnership or Third Party, or death;

(r)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(s)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(t)	if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(u)
a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party; and

(v)	a reference to something being “reasonably likely” (or to a similar expression) is a reference to that thing being more likely than not to occur when assessed objectively.

2.2	Interpretation of inclusive expressions

Specifying anything in this deed after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

Definitions and interpretation
2.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2.4	Reasonable Endeavours

Any provision of this deed that requires a party to use reasonable endeavours or all reasonable endeavours, or to take all steps reasonably necessary, to ensure that something is performed or occurs or does not occur does not include any obligation:

(a)	to procure absolutely that that thing is done or happens;

(b)	to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person:

(1)	in the form of an inducement or consideration to a Third Party; or

(2)
in circumstances that are commercially onerous or unreasonable in the context of this deed, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency or immaterial costs to procure that the thing is performed or occurs or does not occur;

(3)	to agree to commercially onerous or unreasonable terms; or

(4)	to commence any legal action or proceeding against any person.

Schedule 2

SPAC Representations and Warranties

(a)	(validly existing): it is a validly existing corporation registered under the laws of its place of incorporation;

(b)
(authority): the execution and delivery of this deed by the SPAC has been properly authorised by all necessary corporate action of the SPAC, and the SPAC has taken or will take all necessary corporate action to authorise the performance of this deed and the transactions contemplated by this deed;

(c)
(power): it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed, the BCA and the Transaction Documents to which it is a party and to carry out the transactions contemplated under them;

(d)
(capitalisation): the authorised capital stock of SPAC consists of 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 1,000,000 preference shares, par value USD $0.0001 per share. As of the date of this deed, there are no shares of preferred stock of the SPAC outstanding. Each warrant of the SPAC is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50. All outstanding equity of SPAC has been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the organisational documents of SPAC;

(e)
(no default): neither this deed nor the carrying out by the SPAC of the transactions contemplated by this deed, the BCA and each other Transaction Documents to which it is a party does or will conflict with or result in the breach of or a default under:

(1)	any provision of the SPAC’s constituent documents;

(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound,

and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(f)	(deed binding): this deed is a valid and binding obligation of the SPAC, enforceable in accordance with its terms;

(g)
(SPAC Information): the SPAC Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Carbon Revolution Shareholders, will be accurate in all material respects and will not contain any statement, in light of the circumstances under which it was made, which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement;

(h)	(basis of SPAC Information): the SPAC Information:

(1)
will be provided to Carbon Revolution in good faith and on the understanding that Carbon Revolution and each other Carbon Revolution Indemnified Party will rely on that information for the purposes of preparing the Scheme Booklet and determining to proceed with the Transaction; and

Schedule 2 SPAC Representations and Warranties
(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;

(i)
(Independent Expert): all information provided by or on behalf of SPAC to the Independent Expert will be prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(j)
(new information): it will, as a continuing obligation, provide to Carbon Revolution all further or new information which arises after the Scheme Booklet has been despatched to Carbon Revolution Shareholders until the date of the Scheme Meeting which is necessary to ensure that the SPAC Information is not misleading or deceptive (including by way of omission);

(k)	(Bankruptcy): SPAC is not the subject of any bankruptcy, dissolution, liquidation, reorganisation or other applicable laws affecting creditors’ rights generally and by general equitable principles;

(l)	(other dealings): other than

(1)	as Fairly Disclosed to Carbon Revolution in writing by or on behalf of the SPAC on or before the date of this deed; or

(2)	as contemplated by this deed, the BCA or the Transaction,

the SPAC has no agreement, arrangement or understanding (whether written or oral) in relation to the securities, business, operations or assets of a Carbon Revolution Group Member (including in relation to the securities, business or operations or assets of a Carbon Revolution Group Member at the Implementation Date) or any other commercial or other arrangements related to Carbon Revolution or another Carbon Revolution Group Member, any territory or jurisdiction in which the Carbon Revolution Group operates or the performance or conduct of the business of the Carbon Revolution Group (in whole or in part), the Transaction or the Scheme;

(m)
(no dealings with Carbon Revolution Board Members or employees): neither it nor any of its Associates has any agreement, arrangement or understanding with any director or employee of Carbon Revolution relating in any way to the Transaction or operations of Carbon Revolution after the Effective Date;

(n)	(no interest in securities): as at the date of this deed, neither it, nor any of its Related Bodies Corporate or Associates:

(1)	has a relevant interest in, or a right to acquire, any securities of Carbon Revolution (whether issued or not or held by Carbon Revolution or not); or

(2)
has entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring or disposing of securities in or assets of Carbon Revolution or any of its Related Bodies Corporate;

(o)
(no regulatory approvals): other than as contemplated by this deed, it does not require any approval, consent, clearance, waiver, ruling, relief, confirmation, exemption, declaration or notice from any Government Agency in order to execute and perform this deed, the BCA or the Transaction Documents;

(p)
(no other financing arrangements): it is not nor will it be a party to any agreement, arrangement or understanding (whether written or oral) with a debt financier or equity financier in connection with the Transaction other than for SPAC Working Capital Loans, and as fully disclosed to Carbon Revolution prior to the date of this deed;

Schedule 2 SPAC Representations and Warranties
(q)
(SPAC Shareholder Approval) the votes on the SPAC Proposals and the SPAC Extension Proposals, and the consent of the Sponsor are the only approvals of the holders of any class of share of the SPAC necessary under any applicable law or the Listing Rules, the SPAC’s organisational documents and any contract to which SPAC is a party or is bound necessary for SPAC to implement the Transaction in accordance with the Timetable;

(r)	(trust fund) as at the date of this deed, the SPAC has no less than $200,000,000.00 in the Trust Fund;

(s)	(taxes):

(1)
Each member of the SPAC Group has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax or any Duty relating to each member of the SPAC Group and all such documentation is true, complete and correct and prepared in compliance with applicable law;

(2)
all Taxes for which a member of the SPAC Group is liable that are or have been due and payable, including any penalty or interest, have been paid or appropriately provided or reserved for in the financial statements of the SPAC Group, and any obligation on a member of the SPAC Group under any Tax Law to withhold amounts at source on account of Tax has been complied with;

(3)	there is no active, pending or threatened Tax or Duty audit relating to a member of the SPAC Group;

(4)	each member of the SPAC Group has maintained proper and adequate records to enable it to comply with its obligations to:

(A)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(B)	prepare any accounts necessary for the compliance with any Tax Law; and

(C)	retain necessary records as required by any Tax Law;

(5)
no member of the SPAC Group is, nor has been, a member or part of or otherwise subject to any income tax consolidated group, GST group or other grouping arrangements in respect of Taxes, with an entity that is not a member of the SPAC Group;

(6)
no member of the SPAC Group has a permanent establishment (within the meaning of an applicable Tax treaty) in, or otherwise conducts a trade or business in, any jurisdiction outside of the relevant member of the SPAC Group’s place of incorporation;

(7)	to SPAC’s knowledge, no member of the SPAC Group has entered into or been party to any transaction which contravenes the anti-avoidance provisions of any Tax Law;

(8)
no member of the SPAC Group has taken any action which has or might alter or prejudice any arrangement, agreement or Tax ruling which has previously been negotiated with or obtained from the relevant Government Agency or under any Tax Law;

(9)	no member of the SPAC Group is or is expected to become liable to pay, reimburse or indemnify any person in respect of any Tax because of the failure of any other person to discharge that Tax;

Schedule 2 SPAC Representations and Warranties
(10)	each member of the SPAC Group has been a resident for Tax purposes solely in the jurisdiction of its incorporation;

(11)	since it commenced carrying on business or deriving income, the office of public officer of each member of the SPAC Group as required under any Tax Law has been occupied without vacancy thereof;

(12)
to the extent required by applicable law, each member of the SPAC Group has complied with the provisions of Part 3-6 of the Tax Act and no dividend or other distribution has been paid or will be paid by SPAC:

(A)	in respect of which the required franking amount (as provided for in Subdivision 202-D of the Tax Act) exceeded the franked amount (as defined in section 200-15 of the Tax Act) of the dividend;

(B)	giving rise to franking deficit tax as provided for in section 205-45 of the Tax Act;

(C)	which has been franked with franking credits in excess of the maximum franking credit for the distribution (as provided for in Subdivision 202-D of the Tax Act); or

(D)
which has been franked in breach of the benchmark rule and which would result in SPAC either being liable to pay over-franking tax where the franking percentage for the distribution exceeds the entity’s benchmark franking percentage or gives rise to a franking debit where the franking percentage is less than the entity’s benchmark franking percentage (as provided for in Division 203 of the Tax Act);

(13)
all documents and transactions entered into or made by a member of the SPAC Group which are required to be stamped have been duly stamped and appropriately lodged with the relevant Government Agency, and there are no outstanding assessments of duty (including fines, penalties and interest) in respect of any document, instrument or statement which a member of the SPAC Group is liable to pay stamp duty on, nor any requirement on the part of a member of the SPAC Group to upstamp any document or instrument in the future on account of any interim stamping or assessment nor any requirement on the part of a member of the SPAC Group to lodge and pay stamp duty for any transaction that has occurred but for which the liability to stamp duty has not yet arisen;

(14)	no member of the SPAC Group has obtained, wholly or in part, any corporate reconstruction concession, exemption or ex gratia relief from payment of duty in any Australian jurisdiction;

(15)
no event has occurred which has resulted in any duty from which a member of the SPAC Group obtained relief (including but not limited to corporate reconstruction exemption or concession or ex gratia relief), becoming payable, and the implementation of the Scheme will not result in any such duty becoming payable;

(16)	no SPAC unit is an Indirect Australian Real Property Interest within the meaning of section 855-25 of the Tax Act;

Schedule 2 SPAC Representations and Warranties
(17)
each member of the SPAC Group is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between members of the SPAC Group. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to a member of the SPAC Group are arms-length prices for purposes of all applicable transfer pricing laws;

(18)	no member of the SPAC Group has a share capital account that is tainted under Division 197 or section 160ARDM of the Tax Act;

(19)
the commercial debt forgiveness rules contained in Division 245 of the Tax Act (or its predecessor provisions in Schedule 2C of the Tax Act) have not resulted in a net forgiven amount (as defined in those rules) for any member of the SPAC Group;

(20)	no member of the SPAC Group has claimed any research and development Tax incentives;

(21)
where a member of the SPAC Group has claimed any support, financial assistance, payment, deferral or relief in connection with COVID-19 from any Government Agency or under any law (including the Coronavirus Economic Response Package (Payments and Benefits) Act 2020 (Cth)), the member of the SPAC Group: has satisfied all requirements under applicable laws and administrative practices of the Government Agency; and has satisfied, received and otherwise complied with all applicable authorisations (including administrative practices of the Government Agency), to receive such support, assistance, payment or relief.

(t)	(SEC Filings):

(1)
SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be field by it with the SEC together with any amendments, restatements or supplements thereto (SPAC SEC Reports). SPAC has furnished to Carbon Revolution, true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports, at the time they were filed, or, if amended, as of the date of such amendment, (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(2)
Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year‑end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. Carbon Revolution acknowledges that (i) the Staff issued the Statement, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SPAC SEC Reports and (iii) any restatement, revision or other modification of the SPAC SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff regarding the accounting policies of SPAC shall be deemed not material for purposes of this deed.

Schedule 2 SPAC Representations and Warranties
(3)
Except as and to the extent set forth in the SPAC SEC Reports, the SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(4)	SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(5)
SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC’s financial statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects. Carbon Revolution acknowledges that (i) the Staff issued the Statement, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SPAC SEC Reports and (iii) any restatement, revision or other modification of the SPAC SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff regarding the accounting policies of SPAC shall be deemed not material for purposes of this deed.

(6)
There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Schedule 2 SPAC Representations and Warranties
(7)
Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilised by SPAC; (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilised by SPAC; or (iii) any claim or allegation regarding any of the foregoing, except for such material weakness in the SPAC’s internal control over financial reporting, as further described in the SPAC SEC Reports. Carbon Revolution acknowledges that (i) the Staff issued the Statement, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SPAC SEC Reports and (iii) any restatement, revision or other modification of the SPAC SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff regarding the accounting policies of SPAC shall be deemed not material for purposes of this deed.

(8)	As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports.

(u)
(Board Approval): The SPAC Board, by resolutions duly and unanimously adopted by the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved and adopted this deed and declared their advisability and approved the Transaction; and (ii) recommended that the SPAC Shareholders approve and adopt this deed and the Transaction, and directed that this deed and the Transaction be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting. The votes on the SPAC Proposals and the SPAC Extension Proposals, and the consent of the Sponsor are the only approvals of the holders of any class of share of the SPAC necessary under any applicable law or the Listing Rules, the SPAC’s organisational documents and any contract to which SPAC is a party or is bound necessary for SPAC to implement the Transaction in accordance with the Timetable.

(v)
(Listing): The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TRCA.U.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TRCA.” The issued and outstanding public SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “TRCA WS.” As of the date of this Scheme Implementation Deed, there is no action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or public SPAC Warrants or terminate the listing of SPAC on the NYSE. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the public SPAC Warrants under the Exchange Act.

Schedule 3

Carbon Revolution Representations and Warranties

(a)	(validly existing): it is a validly existing corporation registered under the laws of its place of incorporation;

(b)
(authority): the execution and delivery of this deed by Carbon Revolution has been properly authorised by all necessary corporate action of Carbon Revolution and Carbon Revolution has taken or will take all necessary corporate action to authorise the performance of this deed and the transactions contemplated by this deed;

(c)	(power): it:

(1)
has full capacity, corporate power and lawful authority to execute, deliver and perform this deed and the Transaction Documents to which it is a party and to carry out the transactions contemplated under them;

(2)
and each other member of the Carbon Revolution Group has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except in relation to such other members, where the failure to have such power and authority would not have a Carbon Revolution Material Adverse Effect;

(d)
(no default): neither this deed nor the carrying out by Carbon Revolution of the transactions contemplated by this deed, the BCA and each other Transaction Document to which it is a party does or will conflict with or result in the breach of or a default under:

(1)	any provision of Carbon Revolution’s constitution; or

(2)	any material writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other Carbon Revolution Group Member is bound,

and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(e)	(deed binding): this deed is a valid and binding obligation of Carbon Revolution, enforceable in accordance with its terms;

(f)
(Carbon Revolution Information) the Carbon Revolution Information contained in the Scheme Booklet, and supplied or to be supplied for inclusion or incorporation by reference in the MergeCo Registration Statement and any other doucment submitted or to be submitted to any other Governmental Agency or any announcement or public statement regarding the Transaction contemplated hereby (including, without limitation, the announcement of the Transaction under clause 8.1 of this deed) shall not contain (1) any material statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement, or (2) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, as at (a) the date the Scheme Booklet is despatched to Carbon Revolution Shareholders, (b) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the MergeCo Registration Statement prior to the time the MergeCo Registration Statement is declared effective by the SEC, this clause (b) shall solely refer to the time of such subsequent revision or supplement); (c) the time the MergeCo Registration Statement is declared effective by the SEC; (d) the time the SPAC Proxy Statement included in the MergeCo Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders; (e) the time of the SPAC Shareholders Meeting, except that no warranty or representation is made by Carbon Revolution with respect to statements made or incorporated by reference therein based on information supplied by SPAC for inclusion therein; or (f) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by Carbon Revolution or that are included in such filings and/or mailings);

Schedule 3 Carbon Revolution Representations and Warranties
(g)	(basis of Carbon Revolution Information): the Carbon Revolution Information:

(1)
will be prepared and included in the Scheme Booklet in good faith and on the understanding that SPAC and each other SPAC Indemnified Party will rely on that information for the purposes of determining to proceed with the Transaction and considering and approving the SPAC Information; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules,

(h)
(Independent Expert): all information provided by or on behalf of Carbon Revolution to the Independent Expert will be prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(i)
(provision of information to Investigating Accountant) all information provided by or on behalf of Carbon Revolution to the Investigating Accountant to enable the Investigating Accountant’s Report to be prepared and completed will be provided in good faith and on the understanding that the Investigating Accountant will rely upon that information for the purpose of preparing the Investigating Accountant’s Report;

(j)
(new information): it will, as a continuing obligation (but in respect of the SPAC Information, only to the extent that SPAC provides Carbon Revolution with updates to the SPAC Information), ensure that the Scheme Booklet and MergeCo Registration Statement are updated or supplemented to include all further or new information which arises after the Scheme Booklet has been despatched to Carbon Revolution Shareholders, and the MergeCo Registration Statement has been declared effective by the SEC, respectively, until the date of the Scheme Meeting, and the date of the SPAC Shareholders’ Meeting, respectively, which is necessary to ensure that the Scheme Booklet and MergeCo Registration Statement (1) are not misleading or deceptive (including by way of omission) in any material respect and (2) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;

(k)	(continuous disclosure): as at the date of this deed, Carbon Revolution:

(1)	is in compliance with its continuous disclosure obligations under Listing Rule 3.1 in all material respects; and

Schedule 3 Carbon Revolution Representations and Warranties
(2)	other than for this Transaction, it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure;

(l)
(capital structure): as at the date of this deed, its capital structure, including all issued securities as at the date of this deed, is in all material respects as set out in Part 1 of Schedule 5, and other than as set out in Part 1 of Schedule 5, no other Carbon Revolution Group Member has issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into shares in the relevant Carbon Revolution Group Member and as at the date of this deed the Carbon Revolution Group Members are not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any shares, options, warrants, performance rights or other securities or instruments as a Carbon Revolution Group Member;

(m)
(interest): except as would not have a Carbon Revolution Material Adverse Effect, the Disclosure Materials Fairly Disclose details of any company, partnership, trust, joint venture (whether incorporated or unincorporated) or other enterprise in which Carbon Revolution or another Carbon Revolution Group Member owns or otherwise holds any interest;

(n)	(Insolvency Event): no Insolvency Event has occurred in relation to it or another Carbon Revolution Group Member;

(o)
(regulatory action): no regulatory action of any nature of which it is aware been taken in relation to it or another Carbon Revolution Group Member that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed or under the Scheme;

(p)
(compliance): except as would not have a Carbon Revolution Material Adverse Effect each member of the Carbon Revolution Group has complied with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them;

(q)
(material licences): except as would not have a Carbon Revolution Material Adverse Effect as at the date of this deed, the Carbon Revolution Group has all licences, authorisations and permits necessary for it to conduct the business of the Carbon Revolution Group as it is being conducted as at the date of this deed;

(r)
(Disclosure Materials): it has collated and prepared all of the Disclosure Materials in good faith for the purposes of a due diligence process and in this context, as far as Carbon Revolution is aware except as would not have, individually or in the aggregate, a Carbon Revolution Material Adverse Effect, the Disclosure Materials are accurate and not misleading (including by omission). For the purpose of this clause (r), the Disclosure Materials are deemed not to include any information, document, representation, statement, view or opinion to the extent that it contains or expresses a forecast, prediction or projection or is otherwise forward looking at the date of this deed;

(s)
(all information): it is not aware of any information relating to the Carbon Revolution Group or its respective businesses or operations as at the date of this deed that has or would reasonably be expected to give rise to a Carbon Revolution Material Adverse Effect that has not been disclosed in an announcement by Carbon Revolution to ASX or in the Disclosure Materials;

Schedule 3 Carbon Revolution Representations and Warranties
(t)
(no contravention of Corporations Act or Listing Rules): since the date Carbon Revolution was admitted to the official list of ASX, neither ASIC nor ASX has notified Carbon Revolution in writing that they have made a determination against any member of the Carbon Revolution Group for any contravention of the requirements of the Corporations Act or the Listing Rules or any rules or regulations under the Corporations Act or the Listing Rules (other than a determination that has been withdrawn or resolved prior to the date of this deed) and, as far as Carbon Revolution is aware, no event has occurred which would reasonably be likely to result in such a determination being made;

(u)	(litigation): except as would not have, a Carbon Revolution Material Adverse Effect:

(1)	no Carbon Revolution Group Member is:

(A)
a party to or the subject of any legal action, formal investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, in any such case which is material and which is not initiated by or involves any SPAC Group Member; or

(B)	the subject of any ruling, judgement, order, declaration or decree by any Government Agency, in any such case which is material; and

(2)
so far as Carbon Revolution is aware, there is no such legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution, litigation, ruling, judgement, order, declaration or decree pending, threatened or anticipated, against any Carbon Revolution Group Member;

(v)	(consents and approvals) except for:

(1)	the filing of any required applications, filings and notices, as applicable, with the Nasdaq or NYSE (as applicable), SEC, ASX, FIRB, or ASIC;

(2)	approval of the Scheme by Court; and

(3)	in relation to any grants provided by any Government Agency,

no consents or approvals of or filings or registrations with any Government Agency are necessary in connection with:

(4)	the execution and delivery by it of this deed and each Transaction Document to which it is a party; or

(5)	the implementation of the Scheme and the other transactions contemplated by this deed, the BCA and each Transaction Document to which it is a party,

except for such consents, approvals, filings or registrations that, if not obtained or made, would not have a Carbon Revolution Material Adverse Effect;

(w)
(encumbrances): as at the date of this deed and except as would not have a Carbon Revolution Material Adverse Effect there is no Security Interest over all or any of the Carbon Revolution Group’s present or future assets or revenues;

(x)	(intellectual property): except as would not have a Carbon Revolution Material Adverse Effect

(1)
each Carbon Revolution Group Member owns, holds, possesses or is authorised to use all patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems, processes or procedures), trademarks, service marks and other trade names currently used by them in connection with the business now operated by them (Intangible Rights); and

Schedule 3 Carbon Revolution Representations and Warranties
(2)
no Carbon Revolution Group Member has received any notice of any claim of infringement (and no Carbon Revolution Group Member knows of any such claim of infringement) of any asserted rights of others with respect to the use of any of the Intangible Rights.

(y)
(data protection) so far as Carbon Revolution is aware and except as would not have, a Carbon Revolution Material Adverse Effect, there have been no security breaches, violations of any security policy or applicable law or instances of unauthorised access to data or information used by any member of the Carbon Revolution Group. The Carbon Revolution Group maintains commercially reasonable policies and procedures regarding data security and privacy, and administrative, technical and physical safeguards, and the foregoing policies, procedures and safeguards are, in each case and in all material respects, in compliance with all applicable contractual obligations and applicable laws.

(z)
(no defects) except as would not have a Carbon Revolution Material Adverse Effect, there is no defect, fault or other condition, actual, potential or threatened, of any product line supplied or manufactured by a member of the Carbon Revolution Group;

(aa)
(no product recall) and except as would not have a Carbon Revolution Material Adverse Effect no product of any member of the Carbon Revolution Group is involved in any product recall, an after sale warning, or an investigation by a Government Agency as to its safety or as to its compliance with applicable law or standards, or with any warranty given or representation made by that member of the Carbon Revolution Group, and as far as Carbon Revolution is aware there are no circumstances that could give rise to such recall, warning or investigation;

(bb)
(no default) no member of the Carbon Revolution Group is in default under any document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party a termination right or right to accelerate any right or obligation, under the document or agreement with that effect, except where such default or occurrence would not have a Carbon Revolution Material Adverse Effect;

(cc)
(Carbon Revolution Shares not indirect Australian real property interests) the relevant Carbon Revolution Shares held by each Scheme Participant are not, and until (and including) the Implementation Date will not be, indirect Australian real property interests within the meaning of Division 855 of the Tax Act for the Scheme Participant;

(dd)	(financial information and filings):

(1)
the financial statements of the Carbon Revolution Group included (or incorporated by reference) in Carbon Revolution Reporting Documents (as defined below) (Financial Statements), including the related notes, where applicable:

(1)	have been prepared from the books and records of the Carbon Revolution Group;

(A)	have been prepared in all material respects in accordance with the requirements of the Corporations Act and any other applicable laws and in accordance with the Accounting Standards; and

Schedule 3 Carbon Revolution Representations and Warranties
(B)
give a true and fair view in all material respects of the consolidated financial position of the Carbon Revolution Group and the consolidated results of operations and changes in cash flows and equity of the Carbon Revolution Group as of the respective dates and for the periods therein set forth;

(2)
the Financial Statements (including the notes thereto) (i) fairly present, in all material respects, the consolidated financial position of Carbon Revolution Group, as of the respective dates thereof and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year end adjustments (none of which are, individually or in the aggregate, material to Carbon Revolution’s business taken as a whole) and the absence of footnotes or inclusion of limited footnotes), (ii) were prepared in accordance with IFRS, applied on a consistent basis during the periods covered (except as may be specifically indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of Carbon Revolution’s business;

(3)
each of the financial statements or similar reports of Carbon Revolution required to be included in the F-4, Proxy Statement, Form 6-K filed in connection with and announcing the Closing or any other filings to be made with the SEC in connection with the transactions contemplated by the BCA or any Ancillary Agreement (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of such financial statements when delivered), (i) will fairly present, in all material respects, the consolidated financial position of Carbon Revolution Group, as of the respective dates thereof and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year end adjustments (none of which are, individually or in the aggregate, material to Carbon Revolution’s business take, (ii) prepared in accordance with IFRS, applied on a consistent basis during the periods covered (except as may be specifically indicated in the notes thereto and, in the case of the unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes)  (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and IFRS and will contain an unqualified report of Carbon Revolution’s independent auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(4)
to the extent any of the books and records of each Carbon Revolution Group Member are required to be maintained in accordance with the Accounting Standards, the Corporations Act and other applicable laws, such books and records have been, and are being, maintained in all material respects in accordance with the relevant requirements;

Schedule 3 Carbon Revolution Representations and Warranties
(5)
as at the date of this deed, no member of the Carbon Revolution Group has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than those liabilities:

(C)	that are reflected or reserved against on the consolidated balance sheet of the Carbon Revolution Group included in its report for the full year ended 30 June 2022 (including any notes thereto),

(D)	incurred in the ordinary course of business since 30 June 2022, or

(E)	incurred in connection with this deed and the transactions contemplated by this deed;

(6)	since 30 June 2022:

(A)
no member of the Carbon Revolution Group, nor, to the knowledge of Carbon Revolution, any director, officer, auditor, accountant or Representative of any member of the Carbon Revolution Group, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of Carbon Revolution, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge- offs and accruals) of any member of the Carbon Revolution Group or their respective internal accounting controls, including any complaint, allegation, assertion or claim that a member of the Carbon Revolution Group has engaged in inappropriate accounting or auditing practices; and

(B)
no employee of or legal adviser representing a member of the Carbon Revolution Group, whether or not employed by a member of the Carbon Revolution Group, has reported in writing evidence of a breach of securities laws, breach of fiduciary duty or similar breach by a member of the Carbon Revolution Group or any of its directors, officers, employees or agents to the Carbon Revolution Board or any committee thereof or the board of directors or similar governing body of any Subsidiary of Carbon Revolution or any committee thereof, or to the knowledge of Carbon Revolution, to any officer of a member of the Carbon Revolution Group;

(2)
since the admission of Carbon Revolution to the official list of ASX, it has timely filed with ASIC and the ASX all required material reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed with ASIC and the ASX, including any notices required to be filed by the Listing Rules (all of those documents being the “Carbon Revolution Reporting Documents”);

(3)
as of its date, each Carbon Revolution Reporting Document complied in all material respects with the requirements of the Corporations Act and the Listing Rules and all rules, regulations and policy statements under the Corporations Act and the Listing Rules; and

(4)
none of the Carbon Revolution Reporting Documents as of the date of their respective filings (or, if amended or superseded by a filing prior to the date of this document, on the date of such amended or superseding filing) contained an untrue statement of a material fact or omitted to state a material fact required to be stated in it or necessary to prevent the statement made from being false or misleading in the circumstances in which it has been made;

Schedule 3 Carbon Revolution Representations and Warranties
(ee)
(certain payments) no member of the Carbon Revolution Group or, to Carbon Revolution’s knowledge, any of its respective officers, directors, employees, agents or representatives has, directly or indirectly, in connection with the business of the Carbon Revolution Group: (i) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value to or for the benefit of any government official, candidate for public office, political party or political campaign; (ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Carbon Revolution Group or any of its members related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., the UK Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery law;

(ff)
(broker’s fees) no member of the Carbon Revolution Group, nor any of their respective officers or directors has employed any broker, finder or financial adviser or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction or transactions contemplated by this deed;

(gg)	(absence of certain changes or events)

(1)	since 30 June 2022 through to the date of this deed, there has not been any Carbon Revolution Material Adverse Effect; and

(2)	since 30 June 2022 through to the date of this deed, the Carbon Revolution Group has carried on its business in all material respects in the ordinary course;

(hh)	(taxes) except as would not have a Carbon Revolution Material Adverse Effect:

(1)
it has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax or any Duty relating to each Carbon Revolution Group Member and all such documentation is true, complete and correct and prepared in compliance with applicable law;

(2)
all Taxes for which a member of the Carbon Revolution Group is liable that are or have been due and payable, including any penalty or interest, have been paid, and any obligation on a member of the Carbon Revolution Group under any Tax Law to withhold amounts at source on account of Tax has been complied with;

(3)	there is no active, pending or threatened Tax or Duty audit relating to a member of the Carbon Revolution Group;

(4)	each member of the Carbon Revolution Group has maintained proper and adequate records to enable it to comply with its obligations to:

(A)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(B)	prepare any accounts necessary for the compliance with any Tax Law;

Schedule 3 Carbon Revolution Representations and Warranties
(C)	support any position taken by a member of the Carbon Revolution Group; and

(D)	retain necessary records as required by any Tax Law;

(5)
no member of the Carbon Revolution Group is, nor has been, a member or part of or otherwise subject to any income tax consolidated group, GST group or other grouping arrangements in respect of Taxes, with an entity that is not a member of the Carbon Revolution Group;

(6)
no member of the Carbon Revolution Group has a permanent establishment (within the meaning of an applicable Tax treaty) in, or otherwise conducts a trade or business in, any jurisdiction outside of the relevant member of the Carbon Revolution Group’s place of incorporation;

(7)	no member of the Carbon Revolution Group has entered into or been party to any transaction which contravenes any anti-avoidance provisions of any Tax Law;

(8)
no member of the Carbon Revolution Group has taken any action which has altered or prejudiced or might alter or prejudice any arrangement, agreement or Tax ruling which has previously been negotiated with or obtained from the relevant Government Agency or under any Tax Law;

(9)	no member of the Carbon Revolution Group is or is expected to become liable to pay, reimburse or indemnify any Tax of any other person;

(10)	each member of the Carbon Revolution Group has been a resident for Tax purposes solely in the jurisdiction of its incorporation;

(11)
since it commenced carrying on business or deriving income, the office of public officer of each member of the Carbon Revolution Group as required under any Tax Law has been occupied without vacancy thereof;

(12)
all documents and transactions entered into or made by a member of the Carbon Revolution Group which are required to be stamped have been duly stamped and appropriately lodged with the relevant Government Agency, and there are no outstanding assessments of Duty (including fines, penalties and interest) in respect of any document, instrument or statement which a member of the Carbon Revolution Group is liable to pay stamp Duty on, nor any requirement on the part of a member of the Carbon Revolution Group to upstamp any document or instrument in the future on account of any interim stamping or assessment nor any requirement on the part of a member of the Carbon Revolution Group to lodge and pay stamp duty for any transaction that has occurred but for which the liability to stamp duty has not yet arisen;

(13)
no member of the Carbon Revolution Group has obtained, wholly or in part, any corporate reconstruction or corporate consolidation, concession, exemption or ex gratia relief from payment of duty in any Australian jurisdiction;

(14)
no event has occurred which has resulted in any Duty from which a member of the Carbon Revolution Group obtained relief (including but not limited to corporate reconstruction or corporate consolidation, exemption or concession or ex gratia relief), becoming payable, and the implementation of the Scheme will not result in any such Duty becoming payable;

Schedule 3 Carbon Revolution Representations and Warranties
(15)
no member of the Carbon Revolution Group is or has been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a U.S. corporation under Section 7874(b) of the Code;

(16)
each member of the Carbon Revolution Group is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between members of the Carbon Revolution Group. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to a member of the Carbon Revolution Group are arm’s-length prices for the purposes of all applicable transfer pricing laws;

(17)	no member of the Carbon Revolution Group has a share capital account that is tainted under Division 197 or section 160ARDM of the Tax Act;

(18)
the commercial debt forgiveness rules contained in Division 245 of the Tax Act (or its predecessor provisions in Schedule 2C of the Tax Act) have not resulted in a net forgiven amount (as defined in those rules) for any member of the Carbon Revolution Group;

(19)	no member of the Carbon Revolution Group has consented to extend or waive the time in which any Tax may be assessed or collected by any Government Agency;

(20)
no member of the Carbon Revolution Group will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing, (iii) an installment sale or open transaction disposition made on or prior to the Closing, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing or (v) any intercompany transaction;

(21)
no written claims have ever been made by any Government Agency in a jurisdiction where any member of the Carbon Revolution Group does not file Tax Returns that such member of the Carbon Revolution Group is or may be subject to taxation by that jurisdiction;

(22)
where a member of the Carbon Revolution Group has claimed any support, financial assistance, payment, deferral or relief in connection with COVID-19 from any Government Agency or under any law (including the Coronavirus Economic Response Package (Payments and Benefits) Act 2020 (Cth)), the member of the Carbon Revolution Group:

(A)	has satisfied all requirements under applicable laws and administrative practices of the Government Agency; and

(B)	has satisfied, received and otherwise complied with all applicable authorisations (including administrative practices of the Government Agency), to receive such support, assistance, payment or relief;

Schedule 3 Carbon Revolution Representations and Warranties
(ii)	(employees) except as would not have a Carbon Revolution Material Adverse Effect:

(1)
the Disclosure Materials accurately set out the period of service, remuneration package (including bonuses, profit share, and employee incentive plan entitlements), applicable allowances, redundancy or termination entitlements and accrued leave (including long service leave, annual leave and personal leave) for each employee of the Carbon Revolution Group as at the date specified in the relevant Disclosure Materials;

(2)
except as arising in the ordinary course of business before the Implementation Date, no Carbon Revolution Group Member is under, nor will it assume before the Implementation Date, any liability to any employee of the Carbon Revolution Group for any pension, lump sum retiring allowance or redundancy payment or any liability with respect to annual, long service or personal leave;

(3)
each Carbon Revolution Group Member materially complies with all obligations under employment contracts, industrial agreements and awards, and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by it;

(4)
no Carbon Revolution Group Member is a party to any workplace agreement with a trade union or industrial organisation, group of employees or individual employees in respect of the Carbon Revolution Group and no industrial awards or workplace agreements apply to any employees of a Carbon Revolution Group Member;

(5)	no Carbon Revolution Group Member has been involved in any dispute with any union or employee of a Carbon Revolution Group Member at any time within the 6 months preceding the date of this deed.

(jj)	(superannuation) except as would not have a Carbon Revolution Material Adverse Effect:

(1)
the external superannuation funds disclosed in the Disclosure Materials are the only superannuation funds in operation in relation to employees of the Carbon Revolution Group and to which a Carbon Revolution Group Member contributes or is obliged to contribute in respect of employees of the Carbon Revolution Group; and

(2)
with respect to the External Superannuation Funds the prescribed minimum level of superannuation support in respect of each employee of the Carbon Revolution Group has been provided so as not to incur a shortfall amount under the Superannuation Guarantee (Administration) Act 1992 (Cth).

(kk)	(real property)

(1)	there are no freehold properties owned by the Carbon Revolution Group;

Schedule 3 Carbon Revolution Representations and Warranties
(2)
Carbon Revolution or another member of the Carbon Revolution Group is the lessee of all leasehold estates reflected in the audited financial statements included in Carbon Revolution’s annual report for the financial year ended 30 June 2022 or acquired after that date (except for leases that have expired by their terms since that date), free and clear of all material Encumbrances and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Carbon Revolution, the lessor, except as would not have a Carbon Revolution Material Adverse Effect; and

(3)
to the knowledge of Carbon Revolution, no Carbon Revolution Group Member has received a notice to vacate or notice to quit from any third party pursuant to any real property leased by a member of the Carbon Revolution Group, except as would not have a Carbon Revolution Material Adverse Effect;

(ll)	(Material Contracts) except as would not have a Carbon Revolution Material Adverse Effect:

(1)	the Disclosure Materials contain a true and complete copy of each Material Contract;

(2)
each Material Contract is in full force and effect and is valid and binding on the applicable member of the Carbon Revolution Group and the relevant Carbon Revolution Group Member has in all material respects complied with and performed all obligations required to be complied with or performed by it to date under each Material Contract;

(3)	as at the date of this deed, no member of the Carbon Revolution Group has knowledge of, or has received notice of, any breach of any Material Contract by any of the other parties thereto; and

(4)
as at the date of this deed, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Carbon Revolution Group or, to the knowledge of Carbon Revolution, any other party thereto, of or under any Material Contract, or which constitutes an event of default, prepayment event or similar event, or gives another party a termination right or right to accelerate any right or obligation (including a right or obligation to any payment or fees);

(mm)
(related party transactions) no member of the Carbon Revolution Group has entered into, or agreed to enter into, a transaction which requires, or would require, the approval of the holders of Carbon Revolution Shareholders under Chapter 10 of the Listing Rules;

(nn)
(insurance) the Disclosure Materials contain complete and accurate particulars of all current insurance policies and cover notes taken out in respect of each member of the Carbon Revolution Group (Insurances) and, except as would not have a Carbon Revolution Material Adverse Effect:

(1)	each Insurance is currently in full force and effect and all applicable premiums have been paid.

(2)
as at the date of this deed, there are no outstanding claims made by a member of the Carbon Revolution Group or any person on its behalf under an Insurance or an insurance policy held by a member of the Carbon Revolution Group; and

(3)
as of the date of this deed, no member of the Carbon Revolution Group has received written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any Insurance.

Schedule 4

MergeCo Representations and Warranties

(a)	(validly existing): each of MergeCo and Merger Sub is a validly existing corporation registered under the laws of its place of incorporation;

(b)
(authority): the execution and delivery of this deed by MergeCo has been properly authorised by all necessary corporate action of MergeCo and MergeCo has taken or will take all necessary corporate action to authorise the performance of this deed, and each other Transaction Document and the transactions contemplated by this deed;

(c)	(power) it has power to enter into this deed, and each other Transaction Document to which it is a party in order to comply with its obligations under it and exercise its rights under it;

(d)
(no default): neither this deed nor the carrying out by MergeCo or Merger Sub of the transactions contemplated by this deed, the BCA and each other Transaction Document to which it is a party does or will conflict with or result in the breach of or a default under:

(1)	any provision of MergeCo’s or Merger Sub’s constituent documents (as applicable); or

(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound,

and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(e)	(validity of obligations): its obligations under this deed are valid and binding and are enforceable against it in accordance with its terms;

(f)	(deed binding): this deed is a valid and binding obligation of MergeCo, enforceable in accordance with its terms;

(g)
(MergeCo Information): the MergeCo Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Carbon Revolution Shareholders, will be accurate in all material respects and will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement;

(h)	(basis of MergeCo Information): the MergeCo Information:

(1)	will be provided to Carbon Revolution in good faith; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;

(i)
(new information): it will, as a continuing obligation, provide to Carbon Revolution all further or new information which arises after the Scheme Booklet has been despatched to Carbon Revolution Shareholders until the date of the Scheme Meeting which is necessary to ensure that the MergeCo Information is not misleading or deceptive (including by way of omission);

Schedule 4 Carbon Revolution Representations and Warranties
(j)
(Insolvency Event or regulatory action): no Insolvency Event has occurred in relation to it or Merger Sub, nor has any regulatory action of any nature been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed, under the Deed Poll or under the Scheme;

(k)
(no regulatory approvals): other than as contemplated by this deed, it does not require any approval, consent, clearance, waiver, ruling, relief, confirmation, exemption, declaration or notice from any Government Agency in order to execute and perform this deed, the BCA or the Transaction Documents;

(l)
(ownership and operations): MergeCo was formed on 5 July 2017 and since that date has engaged in no other business activities, acquired no assets, engaged no employees, and has no liabilities or obligations (other than incurred in connection with the transactions contemplated by this deed, the BCA or any other Transaction Document) and has conducted its operations only as contemplated by this deed, the BCA or any other Transaction Document.

(m)
(Brokers): No broker, finder or banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction, or the transaction contemplated under the Transaction Documents, based upon arrangements made by or on behalf of MergeCo or Merger Sub; and

(n)
(capital structure): as at the date of this deed the capital structure of MergeCo and Merger Sub is as set out in Part 2 of Schedule 5 and neither MergeCo nor Merger Sub has agreed to issue any other shares or other securities, including any securities which may be converted or exchanged into MergeCo or Merger Sub shares or other securities.

Schedule 5

Part 1 - Carbon Revolution capital structure

Security	Total number on issue

Fully paid ordinary shares	206,909,911

Performance rights	1,381,551

Unquoted options (ASX: CBRAE)	4,996,896

Unquoted options (ASX: CBRAI)	6,303,901

Part 2 – MergeCo and Merger Sub capital structure

Security	Total number on issue

MergeCo fully paid ordinary shares	100

Merger Sub fully paid ordinary shares	1

Signing page

Executed as a deed

Carbon Revolution

Signed sealed and delivered by Carbon Revolution Limited under section 127 of the Corporations Act 2001 (Cth) by

sign here ►	/s/ James Douglas	sign here ►	/s/ Dane Anthony McKee
	Director		Director

print name	James Douglas	print name	Dane Anthony McKee

Schedule 5 Signing page
SPAC

	Signed sealed and delivered by Twin Ridge Capital Acquisition Corp in the presence of	Seal

sign here ►	/s/ William P. Russell Jr.	sign here ►	/s/ Bonnie Purcell
	Authorised signatory		Witness

print name	William P. Russell Jr.	print name	Bonnie Purcell

Schedule 5 Signing page
SIGNED SEALED AND DELIVERED for and on behalf of and as the deed of POPPETELL LIMITED by its lawfully appointed attorney l [insert name of attorney] in the presence of:	Seal

/s/ Rodney O’Rourke
Signature of witness	/s/ Ronan Donohoe
Signature of attorney
Rodney O’Rourke
Name of witness
Ronan Donohoe - Director
Palmerston House, Denzille Lane, Dublin 2	Print name of attorney
Address of witness

Solicitor
Occupation of witness

Schedule 5 Signing page
Attachment 1 - Conditions Precedent Certificate
[Intentionally Omitted]

Schedule 5 Signing page
Attachment 2 - Scheme of Arrangement
[Intentionally Omitted]

Schedule 5 Signing page
Attachment 3 - Deed Poll
[Intentionally Omitted]